As filed with the Securities and Exchange Commission on October 10, 1997
                                                      Registration No. 333-14647
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                               ------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                               ------------------

                              TEARDROP GOLF COMPANY
                 (Name of small business issuer in its charter)

         Delaware                           3949                   57-1056600
     (State of other                  (Primary Standard         (I.R.S. Employer
      jurisdiction of             Industrial Classification      Identification
incorporation or organization)           Code Number)                Number)

                                1080 Lousons Road
                             Union, New Jersey 07083
                                 (908) 688-4445
          (Address and telephone number of principal executive offices)

                                1080 Lousons Road
                             Union, New Jersey 07083
               (Address of principal place of business or intended
                          principal place of business)

                               Mr. Rudy A. Slucker
                      Chairman and Chief Executive Officer
                                1080 Lousons Road
                             Union, New Jersey 07083
                                 (908) 688-4445
            (Name, address and telephone number of agent for service)

                               ------------------

                          Copies of Communications to:
                             Jeffrey A. Baumel, Esq.
                             Crummy, Del Deo, Dolan,
                             Griffinger & Vecchione
                              One Riverfront Plaza
                            Newark, New Jersey 07102
                            Telephone: (201) 596-4500
                               Fax: (201) 639-6260

                               ------------------

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

                               ------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

     PRELIMINARY PROSPECTUS, DATED OCTOBER 10, 1997 - SUBJECT TO COMPLETION

PROSPECTUS

                      1,687,500 SHARES OF COMMON STOCK AND
                125,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS

                              TEARDROP GOLF COMPANY

         This Prospectus relates to an offering by TearDrop Golf Company ("Company" or "TearDrop") of an aggregate of 1,437,500 shares of common stock ("Common Stock") issuable upon the exercise of Redeemable Common Stock Purchase Warrants (the "Warrants", and collectively with the Common Stock, the "Securities"). Each Warrant entitles the holder (the "Warrant Holders") to purchase one share of Common Stock for $5.50 during the five-year period ending on December 19, 2001. The Company may redeem the Warrants at a price of $.01 per Warrant on not less than 30 days' prior written notice if the last sale price of the Common Stock has been at least 145.5% of the then-exercise price of the Warrants (initially $8.00) for the 20 consecutive trading days ending on the third day prior to the date on which notice is given. See "Description of Securities."

         This Prospectus also relates to 125,000 shares of Common Stock and 125,000 Warrants that may be offered and sold by certain stockholders and 125,000 shares of Common Stock issuable upon the exercise of such Warrants. The Shares of Common Stock and Warrants to be offered by certain stockholders are issuable upon exercise of an option (the "Representatives' Purchase Option") issued on December 26, 1996 in connection with the Company's initial public offering (the "Initial Public Offering").

         The securities underlying the Representatives' Purchase Option may be offered from time to time by the Warrant Holders through ordinary brokerage transactions in the over-the-counter markets, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The Company will receive all of the proceeds from the sale of the Common Stock to the Warrant Holders upon the exercise of their Warrants. The Company will not receive any proceeds from the sale of any of the 125,000 shares of Common Stock or 125,000 Warrants underlying the Representatives' Purchase Option. The Company has agreed under certain conditions to pay GKN Securities Corp. and Kirlin Securities, Inc., the Representatives of the underwriters for the Company's Initial Public Offering (the "Representatives"), a commission equal to 5% of the exercise price for each Warrant exercised after December 17, 1997 if the exercise was solicited by either of the Representatives.

         If all of the Warrants are exercised, of which there can be no assurance, the Company could receive gross proceeds of up to $9,542,500. Any proceeds received by the Company from such exercises, less any commissions and expenses, will be used for repayment of certain indebtedness and for working capital and general corporate purposes. See "Use of Proceeds."

         The Company's Common Stock and Warrants are quoted on the Nasdaq SmallCap Market under the symbols "TDRP" and "TDRPW", respectively. On September 30, 1997, the closing prices of the Common Stock and Warrants as quoted on the Nasdaq SmallCap Market were $5.625 and $1.438, respectively.

                               ------------------

The Securities offered hereby are speculative in nature and involve a high degree of risk and substantial dilution. See "Risk Factors" at page 5 and "Dilution" at page 13.

                               ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

              The date of this Prospectus is ________________, 1997

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and the financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. Unless otherwise indicated, all information in this Prospectus has been adjusted to reflect the reincorporation of the Company in the State of Delaware, effected on October 21, 1996 and a 3,333.33-for-one share conversion in connection therewith (the "Reincorporation"). This Prospectus contains, in addition to historical information, forward looking statements that involve risks and uncertainties. The Company's actual results could differ materially from the results discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" as well as those discussed elsewhere in this Prospectus.

                                   The Company

         The Company designs, develops and markets high-quality, premium-priced golf clubs based on its proprietary technologies, including its TearDrop7 line of putters and its new line of Spin MasterJ wedges. The TearDrop putter is used by professional golfers on the Professional Golf Association ("PGA") Tour, the Senior PGA Tour and the Nike Tour. The Company introduced its first product, the TearDrop putter, in 1993, and has since developed and introduced numerous additional putters, all based on the TearDrop putter technology. The TearDrop putter features a rounded hitting surface rather than the flat hitting surface found on most other putters. This technology is intended to allow for the striking of the ball directly at or below center, and is designed to eliminate most skidding and develop a high overspin, resulting in a superior roll for more precise putts. The Company now markets 12 putters. In 1997, the Company introduced a new line of four different Spin Master Wedges.

         The Company's objective is to become a leading supplier of high-quality specialty clubs, including putters and wedges and, in the longer term, additional clubs. To achieve this objective, the Company is focusing on increasing awareness, as well as enhancing the reputation of its products; increasing market penetration of its products; and continuing the development of innovative clubs and the refinement and improvement of existing products. An integral part of this strategy is the expansion of the Company's marketing and advertising efforts for which the Company continues to expend substantial resources. The Company's domestic marketing strategy targets on-course golf pro shops and selected off-course specialty stores and includes print advertising, television commercials and infomercials and other promotional activities. An important feature of the Company's overall marketing effort is the endorsement of its products by touring professional golfers who will demonstrate the effectiveness of the TearDrop putter and provide valuable exposure. These professionals also provide important feedback to the Company regarding future product introductions and existing product refinements.

         The Company's executive offices are located at 1080 Lousons Road, Union, New Jersey 07083 and its telephone number is (908) 688-4445. The Company was incorporated in South Carolina in 1992 under the name "Teardrop Putter Corporation" and merged into the "TearDrop Golf Company," a Delaware corporation, in October 1996 as part of the Reincorporation. The purpose of the Reincorporation was solely to provide for the reincorporation and 3,333.33-for-one stock split and no change in beneficial ownership occurred as a result of the Reincorporation.

                                  The Offering

Securities Offered                 1,437,500 shares of Common Stock underlying
                                   1,437,500 Warrants, 125,000 shares of Common
                                   Stock included as part of the
                                   Representatives' Purchase Option, 125,000
                                   Warrants included as part of the
                                   Representatives' Purchase Option and 125,000 shares of Common Stock underlying Warrants included as part of the Representatives'
                                   Purchase Option. Each Warrant entitles the registered holder thereof to purchase one share of Common Stock for $5.50 during the five-year period ending on December 19, 2001.
                                   The Company may redeem the Warrants at a price of $.01 per Warrant on not less than 30 days' prior written notice if the last sale price of Common Stock has been at least
                                   145.5% of the then- exercise price of the Warrants (initially $8.00) for the 20 consecutive trading days ending on the third day prior to the date on which notice of redemption is given. See "Description of Securities."

Common Stock Outstanding           2,242,500 shares
Prior to the Offering (1)

Common Stock to be                 3,930,000 shares
Outstanding After
the Offering (1)(2)

Nasdaq SmallCap Market             Common Stock:  TDRP
Symbols                            Warrants:      TDRPW

--------------
(1) Based on shares outstanding as of the date of this Prospectus. Does not include outstanding options to acquire an aggregate of 392,000 shares of Common Stock.
(2) Assumes the issuance of 1,437,500 shares of Common Stock upon the exercise of Warrants, the issuance of 125,000 shares of Common Stock included as part of the Representatives' Purchase Option and the issuance of 125,000 shares of Common Stock underlying Warrants included as part of the Representatives' Purchase Option.

                                 Use of Proceeds

         The Company may receive up to $9,542,500 of gross proceeds if all of the Warrants are exercised by the Warrant Holders, of which there can be no assurance. Any proceeds received by the Company from time to time upon exercise of Warrants, less any commissions and expenses, will be used for repayment of certain indebtedness to, among others, the Company's Chairman, President and Chief Executive Officer and for working capital and general corporate purposes. The Company will receive no proceeds from the sale of any Warrants or shares of Common Stock by any selling security holders. See "Use of Proceeds."

                                  Risk Factors

         The Securities offered hereby involve a high degree of risk, including, without limitation, the Company's limited operating history; a history of losses and accumulated and stockholders' deficits;

the possible need for additional capital; and the highly competitive nature of the sporting goods industry generally and the golf equipment segment specifically. An investment in the Securities offered hereby should be considered only by investors who can afford the loss of their entire investment. See "Risk Factors."

                          Summary Financial Information

         The summary financial data presented below for the fiscal years ended December 31, 1995 and December 31, 1996 is derived from the audited financial statements of the Company included herein. The summary financial data as of and for the six months ended June 30, 1996 and June 30, 1997 are derived from the unaudited financial statements of the Company. In the opinion of management, the summary financial data presented below as of and for the six months ended June 30, 1996 and June 30, 1997 include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods. The six month results are not necessarily indicative of the results to be expected for the full year. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Plan of Operations" and the financial statements of the Company, including the notes thereto, appearing elsewhere herein.

                             Six Months Ended               Years Ended
                                 June 30,                   December 31,
                                 --------                   ------------
                           1997           1996          1996           1995
                           ----           ----          ----           ----
Statement of
  Operations Data:
Sales                  $ 1,404,481    $   475,412    $   847,358    $ 1,057,306
Loss from operations    (2,191,121)      (168,159)      (736,098)      (434,637)
Net loss                (2,150,583)      (251,586)      (910,365)      (542,425)
Net loss per common
   share               $      (.99)   $      (.34)   $     (1.15)   $      (.72)
Weighted average
   number of
   common shares
   outstanding           2,162,638        750,000        791,100        750,000


                                              June 30, 1997    December 31, 1996
                                              -------------    -----------------
Balance Sheet Data:
Working capital                               $ 2,230,913         $ 3,702,265
Total current assets                            3,064,001           5,127,224
Total assets                                    3,345,996           5,324,374
Total liabilities                               1,290,427           1,884,768
Accumulated deficit                            (4,432,537)         (2,281,954)
Total stockholders' equity                    $ 2,055,569         $ 3,439,606

         Unless otherwise indicated, all share, per-share and financial information set forth herein is based upon the weighted average number of shares outstanding, as adjusted to give effect to the Reincorporation.

                                  RISK FACTORS

         The Securities offered hereby are speculative in nature and involve a high degree of risk. Accordingly, in analyzing an investment in these Securities, prospective investors should carefully consider, along with the other matters referred to herein, the following risk factors. No investor should participate in this Offering unless such investor can afford a complete loss of his investment.

         Limited Operating History; History of Losses; Accumulated Deficit. The Company has a short operating history. It commenced operations in August 1992, shipped its first products in 1993 and commenced substantial sales activities in 1994. Although the Company had net sales of approximately $1,404,000 during the six months ended June 30, 1997 and net sales of approximately $847,000 during 1996, the Company has incurred operating losses since its inception, which losses have continued to date. During the six months ended June 30, 1997, the Company incurred a net loss of approximately $2,151,000 and at June 30, 1997, the Company had an accumulated deficit of approximately $4,433,000. The Company had accounts receivable, less allowance for doubtful accounts, of $548,880 at June 30, 1997. The Company has provided extended payment terms to several distributors in order to encourage initial purchases of its clubs. Accordingly, approximately 16% of such accounts receivable are over 90 days old at June 30, 1997. The Company does not anticipate that it generally will extend such liberal payment terms in the future, except in certain limited circumstances where it is necessary to access distributors that are perceived by the Company to have the ability to enhance market exposure and penetration of the Company's products. The Company has not experienced significant collection problems or credit risks in the past. See Financial Statements and "Management's Discussion and Analysis of Financial Condition and Plan of Operations."

         Continued Losses Expected. The Company will not be able to achieve profitability unless it is able to increase substantially sales of its existing line of putters and wedges, successfully introduce new products in a timely manner and finance improvements to its production capabilities. In order to increase sales, the Company will spend substantially increased amounts for advertising and marketing. The Company expects that losses will continue for at least the immediate future because it is not anticipated that such increased expenditures will result in immediate proportionate increases in sales as the Company develops its reputation and brand name recognition. There can be no assurance that the Company will be able to sustain net sales in the future or achieve or sustain profitability. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations."

         Working Capital Shortfalls; Need for Additional Capital. Since its inception, the Company's internally generated cash flow has not been sufficient to finance its operations. The Company has experienced severe working capital shortfalls in the past, which have restricted the Company's ability to conduct its business. The Company has been primarily dependent upon sales of its equity securities and other financing in order to maintain its operations. The Company's expenditures and commitments for advertising and marketing have been substantial and the Company must continue to incur such costs in order to continue to increase consumer awareness of its products. If the Company's sales do not increase substantially to cover its expenditures, it will be required to limit its advertising expenditures and expansion plans or seek additional financing in order to continue operations. The inability to obtain additional financing when needed would have a material adverse effect on the Company's liquidity, and, as a result, the Company could be required to significantly reduce or suspend its operations, seek a merger partner or sell some or all of its assets. There can be no assurance that any additional financing will be available to the Company on acceptable terms, if at all, when required by the Company.

See "Use of Proceeds", "Management's Discussion and Analysis of Financial Condition and Plan of Operations" and Financial Statements.

         Dependence on Key Personnel; Limited Industry Experience. The Company believes its success will depend to a significant extent on the efforts and abilities of certain of its senior management, particularly those of its Chief Executive Officer and Chairman of the Board, Rudy A. Slucker. The Company maintains "key person" life insurance in the amount of $1,000,000 on the life of Mr. Slucker under which the Company is the sole beneficiary. Although the Company has entered into an employment agreement with Mr. Slucker which expires on December 31, 1999, the loss of Mr. Slucker or other key management, marketing or technical employees could have a material adverse effect on the Company's operating results and financial condition. Management has only a limited history in the golf club industry. There is strong competition for qualified personnel in the golf club industry, and the loss of key personnel or an inability on the Company's part to attract, retain and motivate key personnel could adversely affect the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to retain its existing key personnel or attract additional qualified personnel. See "Business-Employees" and "Management."

         Immediate and Substantial Dilution; Higher Per-Share Price Paid by Warrant Holders Upon Exercise of Warrants Compared to Existing Stockholders. Purchasers of the Securities offered hereby will incur an immediate and substantial dilution of approximately 48.2% of their investment in the Common Stock because the net tangible book value of the Company's Common Stock after the Offering will be approximately $2.85 per share as compared with the exercise price of $5.50 per share of Common Stock. Because Warrant Holders upon exercise of the Warrants will pay a substantially higher price per share of Common Stock than the average per-share price paid by existing stockholders, purchasers in this Offering will have a greater loss on their investment than existing stockholders in the event of declines in the market price of the Company's Securities. See "Dilution."

         Dependence upon Endorsements. As an integral part of its marketing strategy, the Company seeks to obtain endorsements of its clubs from touring professionals. Typically, the Company's agreements with its endorsing professionals provide for the use of the professionals' names in connection with the marketing of the Company's clubs and the use of the clubs by such professionals in tournament play. The effect of a particular professional's endorsement on the successful marketing of the Company's clubs, and the heightening of awareness of the Company's brand name, is directly related to the success of such professional in tournament play. However, the amount of remuneration required to be paid or provided by the Company under a typical endorsement agreement is not substantially dependent on the tournament success of such professional. Accordingly, if the Company's endorsing professionals do not have substantial tour victories, the Company likely will receive less exposure, yet would still be required to pay endorsement fees. To date, only a limited number of touring professional golfers have signed endorsement agreements with the Company. The Company has entered into endorsement agreements with 25 touring professionals which generally are for a one-year term and provide for certain payments by the Company to the touring professionals in consideration for their using a TearDrop putter and bonuses based on tournament performance. The Company's endorsement agreement with Brett Ogle extends through December 31, 1998 and provides for certain minimum payments during the years ended December 31, 1997 and 1998 and for certain bonuses based on tournament performances and sales. In order to succeed with its marketing strategy, the Company will be required to enter into endorsement agreements with additional professional golfers. The inability of the Company to maintain its relationships with its existing endorsing professionals, to enter into endorsement agreements with additional professional golfers, or the failure of the Company's endorsing professionals to achieve tournament success, would diminish the effectiveness of the Company's marketing strategy and may result in declining sales. See "Business-Sales and Marketing."

         Dependence on Independent Designers. The Company does not employ any research and development or design personnel, but instead works closely with component manufacturers, independent design consultants and touring professionals in the development of new products and the improvement of existing products. The Company does not have any written agreements with design consultants, but believes that to the extent design services are needed, designers having suitable technical design expertise would be readily available. However, if the Company is unable to retain qualified design consultants who are able to devote the necessary attention to the Company's needs when required, or if the cost of utilizing such experts proves to be too high, the Company may be unable to develop new products or improved products on a cost-effective or timely basis. The inability of the Company to develop new products and improve its current products on commercially reasonable terms could have a material adverse effect on the Company's operating results and financial condition. See "Business-Products."

         Dependence on Limited Number of Component Suppliers. The Company assembles all of its clubs at its Union, New Jersey facility. The Company does not manufacture the components required to assemble its golf clubs. The Company relies on three suppliers for putter heads, a different supplier for wedge heads and a small number of suppliers for shafts and grips. The Company does not have written supply agreements with any of its current suppliers. Therefore, the Company's success will be dependent on maintaining its relationships with existing suppliers and developing relationships with new suppliers. Any significant delay or disruption in the supply of components from the Company's suppliers or any diminution of quality resulting from such supplier's insufficient controls or inadequate component testing, would have a material adverse effect on the Company's business, operating results and financial condition. Further, given the highly seasonal nature of the golf equipment industry, such adverse effect would be exacerbated should any supply delay or quality problem occur immediately prior to or during any six month period ending June 30 (the period during which sales of golf equipment generally are expected to be the highest). See "Management's Discussion and Analysis of Financial Condition and Plan of Operations" and "Business-Assembly."

         Reliance on Independent Domestic Sales Representatives. Sales of the Company's products are dependent, in part, on its nationwide network of independent sales representatives. While the Company believes that its relationships with its sales representatives and customers are satisfactory, there can be no assurance that the Company will be able to maintain such relationships in the future. The Company's sales representatives may also provide services for other golf club manufacturers that offer product lines competitive with those of the Company. Although the Company works closely with its sales representatives, the Company cannot directly control such representatives' sales and marketing activities. There can be no assurance that these representatives will effectively manage the sale of the Company's products or that their selling efforts will prove effective. See "Business-Sales and Marketing."

         International Sales; Reliance on Limited Number of Foreign Distributors. During the year ended December 31, 1996, and during the six months ended June 30, 1997, sales to international customers, primarily through one distributor which markets products in Japan, accounted for approximately 36% and 2% of the Company's net sales, respectively. Accordingly, if this distributor ceases to purchase golf clubs from the Company, the Company's sales will be reduced significantly. The Company relies exclusively on this and other foreign distributors to market and sell the Company's products outside the United States. The Company has entered into an exclusive Distribution Agreement with Williams Worldwide Television providing Williams Worldwide Television with the exclusive right to market the TearDrop golf clubs in Australia, Japan, Korea, Malaysia and New Zealand. Although the Company works closely with its foreign distributors, the Company cannot directly control such distributors' sales and marketing activities and, accordingly, cannot manage the Company's product sales in foreign markets. The Company's foreign distributors may also distribute, either on behalf of themselves or other golf club manufacturers, other product lines, including product lines that may be competitive with those of the Company. There can be no assurance that these distributors will effectively manage the sale of the Company's products worldwide or that their marketing efforts will prove effective. Additionally, the Company's international sales may be disrupted or adversely affected by events beyond the Company's control, including currency fluctuations and political or regulatory changes. See "Business-Sales and Marketing."

         New Products; USGA Regulation. The Company believes that the introduction of innovative technologies and club designs will be crucial to its future success. New models and basic design changes are frequently introduced into the golf club market but are often met with consumer rejection. Although the Company has achieved certain successes in the introduction of its golf putters, no assurance can be given that the Company will be able to continue to design and manufacture golf clubs that meet with market acceptance. In addition, prior successful designs may be rendered obsolete within a relatively short period of time as new products are introduced into the market. There can be no assurance that the Company will be able to continue to design innovative products that can achieve market acceptance.

         The design of new golf clubs is also greatly influenced by rules and interpretations of the United States Golf Association ("USGA"). Although the golf equipment standards established by the USGA generally apply only to competitive events sanctioned by that organization, it has become critical for designers of new clubs to assure compliance with USGA standards. To the extent that the Company's clubs are ruled ineligible under USGA standards, even non-professional golfers will likely be unwilling to purchase them. The Company has received approval for its primary putter designs by the USGA. No assurance can be given that any new products will receive USGA approval or that existing USGA standards will not be revised in ways that adversely affect the sales of the Company's products. See "Business-Products" and "-Regulatory Matters."

         Management of Growth. The Company's ability to manage its growth effectively will require it to hire additional management personnel to improve its operational, financial and management information systems, to accurately forecast sales demand and calibrate manufacturing to such demand, to control its overhead, to manage its advertising and marketing programs in conjunction with actual demand, and to attract, train, motivate and manage its employees effectively. If the Company's management is unable to manage growth effectively, the Company's operating results and financial condition will be adversely affected.

         Seasonal Business; Quarterly Fluctuations. Golf is primarily a warm weather sport. The purchasing decisions of most customers are typically made in the fall and a vast majority of sales are expected to occur during the first six months of the year. In addition, quarterly results may vary from year to year due to the timing of new product introductions, orders and sales, advertising expenditures, promotional periods and shipments. Accordingly, comparisons of quarterly information of the Company's results of operations may not be indicative of the Company's overall annual performance. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations" and "Business-Sales and Marketing."

         Susceptibility to General Economic Conditions. Sales of golf equipment have historically been dependent on discretionary consumer spending. As a result, the Company's revenues will be subject to fluctuations based upon general economic conditions in the United States and in the foreign countries where the Company sells its products. If there is a general economic downturn or recession in the United States or in foreign countries in which the Company markets its clubs, general consumer spending on golf equipment could be expected to decline, which would have a material adverse effect on the Company's business, operating results and financial condition.

         Uncertainty of Proprietary Rights; Expense of Intellectual Property Litigation. The Company relies on a combination of patents, trademarks and trade secret protection to establish and protect the proprietary rights it has in its products. The ability of the Company's competitors to acquire technologies or other proprietary rights equivalent or superior to those of the Company or the inability of the Company to enforce its proprietary rights would have a material adverse effect on the Company's operating results and financial condition. There can be no assurance that the Company's competitors will not independently develop or acquire patented or other proprietary technologies that are substantially equivalent or superior to those of the Company. There also can be no assurance that the measures adopted by the Company to protect its proprietary rights will be adequate to do so or that the Company's products do not infringe on third party intellectual property rights, including patents. Intellectual property matters are frequently litigated on allegations that third-party proprietary rights have been infringed. The Company may have to defend against such lawsuits, which could be expensive and time-consuming. See "Business-Proprietary Rights."

         Competition. The market for high quality, premium-priced golf clubs is highly competitive and includes a number of well-established companies that have more readily recognizable brand names and a larger, more widely known corps of endorsing golf professionals, as well as greater market access and financial resources than the Company. Many purchasers of premium clubs desire golf clubs that feature the most recent technology, innovative designs and recognized brand names. Additionally, purchases are often made based upon highly subjective decisions that may be influenced by numerous factors, many of which are out of the Company's control. Golfers' subjective preferences are subject to rapid and unanticipated changes. As a result, the Company will face substantial competition from existing and new companies that market golf clubs which are perceived to enhance performance, are visually appealing or appeal to other consumer preferences. Further, the golf club industry is subject to rapid and widespread imitation of golf club designs which, not withstanding the existence of any proprietary rights, could further hamper the Company's ability to compete. In addition, there are several manufacturers that do not currently compete with the Company that could pose significant competition if they enter the market for golf putters and wedges, or concentrate greater resources upon their efforts in this market. The Company faces competition on the basis of price, reputation and qualitative distinctions among available products. There can be no assurance as to the market acceptance of the Company's golf clubs in relation to its competition. See "Business-Competition."

         Broad Discretion in Application of Net Proceeds. The Company intends to use the net proceeds received upon the exercise of the Warrants, the amount of which there can be no assurance, for working capital and general corporate purposes, and accordingly, management will have broad discretion in the application of such proceeds. See "Use of Proceeds."

         Use of Portion of Proceeds of Exercise of Warrants to Repay Insider Indebtedness. The Company has agreed to allocate $400,000 (plus interest) of the proceeds, if any, received by the Company upon the exercise of the Warrants to repayment of indebtedness owed by the Company to

Rudy Slucker, President and Chairman of the Board of the Company. See "Use of Proceeds" and "Certain Transactions."

         Control of the Company by Officers and Directors. The Company's officers and directors beneficially own approximately 37% of the outstanding shares of the Company's Common Stock. As a result, such persons, acting together, have the ability to exercise significant influence over all matters requiring stockholder approval. The concentration of ownership could delay or prevent a change in control of the Company. See "Management" and "Principal Stockholders."

         Potential Limited Trading Market; Possible Volatility of Stock Price; Potential Effects of "Penny Stock" Rules. Although the Common Stock and Warrants are quoted on the Nasdaq SmallCap Market, in order to continue such quotation, the Company must satisfy certain maintenance criteria. The failure to meet these maintenance criteria may result in the Common Stock or Warrants no longer being eligible for quotation on Nasdaq and trading, if any, of the Common Stock and the Warrants would thereafter be conducted in the non-Nasdaq over-the-counter market. As a result of such delisting, an investor may find it more difficult to dispose of or to obtain accurate quotations as to the market value of the Company's Securities. In addition, if the Common Stock was to become delisted from trading on Nasdaq and the trading price of the Common Stock was less than $5.00 per share, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage them from effecting transactions in the Common Stock and Warrants, which could severely limit the liquidity of the Common Stock and Warrants and the ability to sell the Common Stock and Warrants in the secondary market.

         The exercise price and other terms of the Warrants were established by negotiation between the Company and the underwriters for the Company's initial public offering and may not be indicative of prices that will prevail in the trading market. In the absence of an active trading market, purchasers of the Common Stock or the Warrants may experience substantial difficulty in selling their Securities. The trading price of the Company's Common Stock and Warrants is expected to be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts' earnings estimates, announcements of technological innovations by the Company or its competitors, general conditions in the golf club industry and other factors. In addition, the stock market is subject to price and volume fluctuations that affect the market prices for companies and that are often unrelated to operating performance. See "Underwriting."

         Shares Eligible for Future Sale. Sales of the Company's Common Stock in the public market after this Offering could adversely affect the market price of the Common Stock or the Warrants. See "Shares Eligible for Future Sale."

         Current Prospectus and State Blue Sky Registration Required to Exercise Warrants. The Company will be able to issue shares of its Common Stock upon exercise of the Warrants only if there is then a current prospectus relating to such Common Stock and only if such Common Stock is qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which the various holders of the Warrants reside. The Company has undertaken to file and keep current a prospectus which will permit the purchase and sale of the Common Stock underlying the Warrants, but there can be no assurance that the Company will be able to do so. Although the Company intends to seek to qualify for sale the shares of Common Stock underlying the Warrants in those states in which the securities are to be offered, no assurance can be given that such qualification will occur. The Warrants may be deprived of any value and the market for the Warrants may be limited if a current prospectus covering the Common Stock issuable upon the exercise of the Warrants is not kept effective or if such Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants then reside. See "Underwriting."

         Potential Adverse Effect of Redemption of Warrants. The Warrants may be redeemed by the Company at any time at a redemption price of $.01 per Warrant on not less than 30 days' prior written notice if the last sale price of the Common Stock has been at least 145.5% of the then-exercise price of the Warrants (initially $8.00) for the 20 consecutive trading days during a period ending on the third trading day prior to the date of the notice of redemption. Notice of redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so, to sell the Warrants at the current market price when they might otherwise wish to hold the Warrants, or to accept the redemption price which would be substantially less than the market value of the Warrants at the time of redemption. See "Description of Securities-Warrants."

         Effect of Outstanding Options and Warrants and Potential Issuances of Bonus Shares. As of the date of this Prospectus, there are outstanding options to purchase an aggregate of 392,000 shares of Common Stock at per-share exercise prices ranging from $2.50 to $4.75. The Company has reserved 200,000 shares for issuance under the 1996 Employee Stock Option Plan, has granted five-year options to acquire 250,000 shares of Common Stock for $4.50 per share to Rudy A. Slucker, the Chairman of the Board, President and Chief Executive Officer of the Company and may grant five-year options to purchase up to an aggregate of 250,000 shares of Common Stock for $4.50 per share to touring golf professionals who perform consulting and promotional services for the Company. Under the promotional agreements with the Company's golf professionals, the Company may be required to grant additional stock options if the professional satisfies certain conditions such as winning a golf tournament. If the Company's professionals win a large number of tournaments, the number of additional options granted could be substantial. The exercise of such outstanding options, the Warrants and Representatives' Purchase Option would dilute the then-existing stockholders' percentage ownership of the Company's stock, and any sales in the public market of Common Stock underlying such stock options could adversely affect prevailing market prices for the Common Stock. Moreover, the terms upon which the Company would be able to obtain additional equity capital could be adversely affected since the holders of such securities can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in such stock options. The Company's employment agreement with Rudy A. Slucker, its Chairman and Chief Executive Officer provides that Mr. Slucker is entitled to receive a bonus equal to 10% of the Company's pre-tax net income starting with the year ending December 31, 1997. Such bonus will be payable to the extent of 50% of such amount in cash and the remaining 50% in the form of Common Stock of the Company. The issuance of these additional shares could also have an adverse effect on the liquidity of the Company's Common Stock. See "ManagementnEmployee Benefit Plans," "Certain Transactions," "Description of Securities" and "Underwriting."

         Potential Adverse Effects of Preferred Stock Issuance. The Board of Directors has the authority, without further stockholder approval, to issue up to 1,000,000 shares of preferred stock, in one or more series, and to fix the number of shares and the rights, preferences and privileges of any such series. The issuance of preferred stock by the Board of Directors could affect the rights of the holders of the Common Stock. For example, such an issuance could result in a class of securities outstanding that would have dividend, liquidation, or other rights superior to those of the Common Stock or could make a takeover of the Company or the removal of management of the Company more difficult. There are no issued and outstanding shares of preferred stock, and the Board of Directors does not currently intend to issue any such shares. See "Description of Securities-Preferred Stock."

         Dividends Unlikely. The Company has never declared or paid dividends on its Common Stock and currently does not intend to pay dividends in the foreseeable future. The payment of dividends in the future will be at the discretion of the Board of Directors. See "Dividend Policy."

                                    DILUTION

         The difference between the per share exercise price of the Warrants per share of Common Stock and the pro forma net tangible book value per share of Common Stock after this Offering constitutes the dilution per share of Common Stock to investors in this Offering. Net tangible book value per share is determined by dividing the net tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of Common Stock. As of June 30, 1997, the Company had a net tangible book value of $2,027,915, or approximately $.93 per share of Common Stock (based on 2,187,500 shares of Common Stock outstanding at June 30, 1997). After giving effect to the exercise of the Warrants (less commissions and estimated expenses of this Offering) and the application of the net proceeds therefrom, the pro forma net tangible book value at that date would have been $11,044,353, or approximately $2.85 per share. This represents an immediate increase in net tangible book value of approximately $1.92 per share to existing stockholders and an immediate dilution of approximately $2.65 per share or approximately 48.2% to Warrant Holders who exercise the Warrants. The Company will not receive any proceeds from the sale of any shares of Common Stock or Warrants by selling security holders.

         The following table illustrates the per share dilution without giving effect to operating results of the Company subsequent to June 30, 1997.

Public offering price of the Securities                                    $5.50

   Pro forma net tangible book value before Offering         $ .93

   Increase attributable to investors in this Offering       $1.92
                                                             -----
Pro forma net tangible book value after Offering                           $2.85
                                                                           -----
Dilution to investors in this Offering                                     $2.65
                                                                           =====

         The following table summarizes the number and percentage of shares of Common Stock purchased from the Company, the amount and percentage of consideration paid, and the average price per share paid by existing stockholders and by Warrant Holders who exercise the Warrants.

                                            Number of                        Amount of                           Average
                                            Shares                           Total                               Price Per
                                            Purchased         Percent        Consideration        Percent        Share
                                            ---------         -------        -------------        -------        -----
Existing stockholders                       2,187,500          56.4%         $ 7,677,301           44.6%         $3.51
Investors in this Offering                  1,687,500          43.6            9,542,500           55.4          $5.65
                                            ---------         -----          -----------          -----
         Total                              3,875,000         100.0%         $17,219,801          100.0%
                                            =========         =====          ===========          =====

         The foregoing analysis assumes the exercise of all the Warrants, the Representatives' Purchase Option and the Warrants included in the Representatives' Purchase Option. The foregoing analysis also assumes no exercise of outstanding options. In the event any such options or warrants are exercised, the percentage ownership of the investors in this Offering will be reduced and the dilution per share of Common Stock to investors in this Offering will increase.

                                 USE OF PROCEEDS

         If the Warrants are exercised in full, the Company will receive gross proceeds of approximately $9,542,500, after deducting commissions and estimated expenses. The first $400,000 of such proceeds will be used to repay certain indebtedness owed by the Company to Rudy A. Slucker. This $400,000 debt owed to Mr. Slucker is payable with interest at 8% per annum upon the earlier of the exercise of the Warrants offered hereby (to the extent proceeds derived therefrom are sufficient to make repayment) and December 19, 1999.

         The balance of the net proceeds will be allocated for working capital and general corporate purposes including, among other things, payment of expenses incurred or to be incurred by the Company in connection with its operations, costs associated with additional inventory, payment of general corporate expenses, including salaries of additional officers and financial and management personnel.

         The Company has engaged the Representatives, on a non-exclusive basis, as its agents for the solicitation of the exercise of the Warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the Securities and Exchange Commission (the "Commission"), the Company has agreed under certain conditions to pay the Representatives a commission equal to 5% of the exercise price for each Warrant exercised after December 19, 1997 if the exercise was solicited by one of the Representatives. In addition to soliciting, either orally or in writing, the exercise of the Warrants, such services may also include disseminating information, either orally or in writing, to warrant holders about the Company or the market for the Company's securities, and assisting in the processing of the exercise of Warrants. No compensation will be paid to the Representatives in connection with the exercise of the Warrants if the market price of the underlying shares of Common Stock is lower than the exercise price, the Warrants are held in a discretionary account, the Warrants are exercised in an unsolicited transaction, the warrantholder has not confirmed in writing that one of the Representatives solicited such exercise or the arrangement to pay the commission is not disclosed in the prospectus provided to warrantholders at the time of exercise.

         The foregoing represents the Company's best estimate of the allocation of the net proceeds of the exercise of the Warrants based upon the Company's currently contemplated operations, business plans, as well as current economic and industry conditions, and is subject to reapportionment among the categories listed above or to new categories in response to, among other things, changes in the Company's plans, unanticipated future revenues and expenditures, and unanticipated industry conditions. The amount and timing of expenditures will vary depending on a number of factors, including, without limitation, the results of operations and changing industry conditions. To the extent deemed appropriate by management, the Company may acquire fully developed products or businesses that are complementary to the Company's operations and which, in the opinion of management, facilitate the growth of the Company and enhance the market penetration or reputation of its products. To the extent that the Company identifies any such opportunities, an acquisition may involve the expenditure of significant cash or the issuance of Common Stock. Any expenditure of cash will reduce the amount of cash available for working capital or marketing and advertising activities. The Company's current corporate policy would not prohibit any such transactions between the Company and any business or company in which management or any affiliate or associate of any member of management have an ownership interest, but would require that the terms of any such transaction be on terms no less favorable to the Company as those that could be obtained from an independent third party. No such transaction is currently under consideration and, in any case, would require the approval of the Company's audit committee, a majority of which is comprised of independent directors.

         The Company's expenditures and commitments for advertising and marketing have been substantial and the Company must continue to incur such costs in order to continue to increase consumer awareness of its products. If the Company's sales do not increase substantially to cover its expenditures, it will be required to limit its advertising expenditures and expansion plans or seek additional financing in order to continue operations. There can be no assurance that any additional financing will be available to the Company on acceptable terms, if at all, when required by the Company. The inability to obtain additional financing when needed would have a material adverse effect on the Company's liquidity, and, as a result, the Company could be required to significantly reduce or suspend its operations, seek a merger partner or sell some or all of its assets. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations."

         Proceeds not immediately required for the purposes described above will be invested in United States government securities, short-term certificates of deposit, money market funds or other investment grade short-term interest-bearing investments.

                            PRICE RANGE OF SECURITIES

         The Company's Common Stock and Warrants have been quoted on the Nasdaq SmallCap Market under the symbols "TDRP" and "TDRPW", respectively, since December 20, 1997. The following table sets forth the high and low bids for the Common Stock and Warrants as reported by the Nasdaq Stock Market for the periods indicated.

                               Common Stock                      Warrants
           Period            High         Low                High          Low
                             ----         ---                ----          ---
1996
----
Fourth Quarter (from         $5.00       $4.75               $1.12        $1.00
December 20, 1996
through December 31,
1996)

1997
----
First Quarter                $6.25       $3.93               $1.50        $.75

Second Quarter               $4.50       $2.37               $.93         $.50

Third Quarter                $5.68       $2.06               $1.43        $.28

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company at June 30, 1997 on a historical basis and as adjusted to give effect to the sale by the Company of all shares of Common Stock upon the exercise of all of the Warrants and the Representatives' Purchase Option.

                                                     June 30, 1997
                                                        Actual    As Adjusted(1)
                                                        ------    -----------
Stockholders' loans                                  $  406,589
                                                     ----------
Obligation under capital lease, less current portion     50,750       50,750
                                                     ----------  -----------
Stockholders' equity:
Common stock, $.01 par value, authorized 10,000,000      21,875       38,750
shares, issued and outstanding 2,187,500 shares
(3,875,000 as adjusted) Preferred stock,
$.01 par value, authorized 1,000,000
shares, issued and outstanding none
Capital in excess of par value                        6,466,231   15,465,794
Accumulated deficit                                  (4,432,537)  (4,432,537)
                                                     ----------  -----------
      Total stockholders' equity                      2,055,569   11,072,007
                                                     ----------  -----------
              Total capitalization                   $2,512,908  $11,122,757
                                                     ==========  ===========

----------
(1) Gives effect to the sale by the Company of shares of Common Stock upon the exercise of all the Warrants, the sale of 125,000 shares of Common Stock included as part of the Representatives' Purchase Option and the sale of 125,000 shares of Common Stock underlying Warrants included as part of the Representatives' Purchase Option. Does not include the exercise of outstanding options to acquire an aggregate of 392,000 shares of Common Stock.

                                 DIVIDEND POLICY

         The Company has never declared or paid any cash dividends on its Common Stock and it is currently the intention of the Company not to pay cash dividends on its Common Stock in the foreseeable future. Management intends to reinvest earnings, if any, in the development and expansion of the Company's business. Any future declaration of cash dividends will be at the discretion of the Board of Directors and will depend upon the earnings, capital requirements and financial position of the Company, general economic conditions and other pertinent factors.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                             AND PLAN OF OPERATIONS

Overview

         The Company introduced its first product, the TearDrop putter, in 1993 and commenced significant marketing and sales activities in 1994. Since the introduction of the TearDrop putter, the Company has expanded its product line to include 12 putters and four wedges. A significant percentage of sales made during the introductory phase of the Company's initial products were made at discounted prices as part of the Company's marketing strategy to introduce and increase market awareness of the Company and its clubs.

         In order to achieve profitability, the Company will be required to address numerous issues, including, among others: (i) increasing market awareness of, and demand for, its existing products, (ii) effectively introducing, over time, additional innovative golf clubs to the market, (iii) accurately gauging demand for its products, (iv) determining viable price points for such products, (v) maintaining and strengthening its supply channels, (vi) designing efficient manufacturing and assembling systems to meet demand for its products, and (vii) continuing to build efficient channels of distribution. There can be no assurance that the Company will ever achieve profitability, or that if such profitability is attained, that it can be maintained.

         In early 1997, the Company commenced a substantial television and print advertising campaign, including the production and airing of a television infomercial and a series of television commercials. The costs to produce the infomercial and commercials and to show these on the air were substantial and were incurred primarily during the first and second quarters of 1997. Although the Company believes that its advertising efforts will increase sales, the Company's advertising program is intended to increase awareness and exposure of the Company's products, and the Company does not believe that sales will increase at the same rate as expenditures. Accordingly, the Company will continue to incur losses during these periods as it rolls out its advertising program.

         The Company believes that an important element for introducing and increasing awareness of its golf clubs is the building of a corps of touring professional golfers that will endorse, use and win with the Company's clubs. Accordingly, as an integral part of its marketing strategy, the Company continually seeks to obtain professional endorsements of its clubs. Typically, the Company's agreements with its endorsing professionals provide for base payments of between $8,000 and $75,000 in consideration of the use of the professionals' names in connection with the marketing of the Company's clubs and the use of the clubs by such professionals in tournament play. In addition, bonus payments, which could be substantial, may be made based upon tournament performance. The Company has granted stock options to its endorsing professionals and intends to continue to do so in the future. The effect of a particular professional's endorsement on the successful marketing of the Company's clubs, and the heightening of awareness of the Company's name, may be directly related to the success of such professional in tournament play. The Company, however will be required to compensate a professional whether or not he is successful. In order to succeed with its marketing strategy, the Company will be required to enter into endorsement agreements with additional touring professional golfers who will be successful in tournament play.

         The Company does not maintain an in-house research and development or design department. Rather, the Company works closely with component manufacturers, independent design consultants and the Company's endorsing golf professionals in the design and development of new products and product improvements. Accordingly, the Company does not incur regular, ongoing expenses relating to salaries of in-house design personnel, but does incur design consulting fees when a new club or product improvement is in the development phase. The Company does not have any agreements with independent design consultants, but has historically been able to retain the services of qualified designers when needed. The inability on the part of the Company to retain qualified design consultants possessing suitable technical expertise when needed in the future could result in delays in the introduction of a new product or product improvement, which could adversely affect sales.

         The Company does not manufacture the components required to assemble its golf clubs, relying instead on a small number of component suppliers. The Company does not have supply agreements with any of its current suppliers. Therefore, the Company's success will be dependent, in part, on maintaining its relationships with its existing suppliers and developing relationships with new suppliers.

         The Company believes that there are readily available alternative sources for each of the components comprising its clubs, although there can be no assurance of this. Any significant delay or disruption in the supply of components from the Company's suppliers or any quality problems with the suppliers' components would delay the Company's delivery of finished products and adversely affect current sales and could adversely affect future sales potential if distributors lose faith in the Company's ability to deliver a high-quality product on a timely basis. Further, given the highly seasonal nature of the golf equipment industry, such adverse effect would be exacerbated should any such supply delay or quality problem occur immediately prior to or during the six-month period ending June 30 (the period during which sales of golf equipment have historically been the highest).

         Under an agreement with Wayne R. Wooten, the designer of the original TearDrop putter, the Company had agreed to pay royalties on the sale of putters developed, designed or modified by Mr. Wooten. The Agreement was terminated on December 18, 1996 by the Company and Mr. Wooten. In consideration thereof, the Company paid Mr. Wooten $20,000 upon the closing of the Company's Initial Public Offering and agreed to pay Mr. Wooten $15,000 on December 31, 1997 and to issue him options to purchase 1,000 shares of Common Stock for $4.50 per share. Fred
K. Hochman, a director and principal stockholder of the Company, had provided a personal guarantee of the Company's obligations to Mr. Wooten.

Results of Operations

         Six Months Ended June 30, 1997 Compared to Six Months Ended June 30,
         1996

         The Company had sales of $1,222,140 during the quarter ended June 30, 1997 and $1,404,481 during the first six months of 1997 as compared to sales of $385,521 during the quarter ended June 30, 1996 and $475,412 during the first six months of 1996, an increase of approximately 217% and 195%, respectively. This increase is attributable to increased marketing and advertising, and capabilities during 1997 of producing and delivering clubs.

         The cost of sales primarily consists of amounts paid for the purchase of the components used in the assembly of the Company's golf clubs and costs relating to the machining and milling of such components and assembly thereof into finished golf clubs. Cost of sales was $277,442 (22.7% of sales) during the quarter ended June 30, 1997 and $319,386 (22.7% of sales) during the first six months of 1997 as compared to $153,584 (39.8% of sales) during the quarter ended June 30, 1996 and $208,396 (43.8% of sales) during the first six months of 1996. This decline in costs as a percentage of sales is attributable to increased capabilities during 1997 of producing and delivering clubs during the first six months of 1997.

         During the quarter ended June 30, 1997, selling, general and administrative expenses were $2,405,143 as compared to $196,369 during the quarter ended June 30, 1996. During the first six months of 1997, selling, general and administrative expenses were $3,276,216 as compared to $435,175 during the first six months of 1996. This increase is attributable to substantial increases in marketing and advertising activities, including television and print advertising, production and airing of a television infomercial and a series of television commercials and the Company's hiring of additional marketing and sales personnel. The Company intends to continue its aggressive advertising and marketing campaign through the end of the third quarter of 1997, with a reduction in such expenditures during the fourth quarter of 1997.

         As a result of increasing expenses and costs relating to the growth of the Company, the Company experienced a net loss of $1,451,598 during the quarter ended June 30, 1997 and a net loss of $2,150,583 during the first six months of 1997 as compared to a net loss of $16,513 during the quarter ended June 30, 1996 and a net loss of $251,586 during the first six months of 1996. The Company's inability to offset such increased costs and expenses by sufficient increases in sales resulted in the increased net loss during the quarter and six months ended June 30, 1997 as compared to the same periods of the prior year.

         Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

         The Company had sales of approximately $847,000 during the year ended December 31, 1996 as compared to sales of approximately $1,057,000 during the year ended December 31, 1995, a decrease of approximately 20%. This decrease is attributable to difficulties initially encountered by the Company in developing the manufacturing molds for its new line of clubs introduced in late 1995, which resulted in the Company's inability to produce and deliver clubs during the important Spring 1996 buying season. Because of these delays, the Company was unable to fill orders until late into Spring 1996, resulting in substantially reduced sales during the nine months ended December 31, 1996.

         The cost of sales primarily consists of amounts paid for the purchase of the components used in the assembly of the Company's golf clubs and costs relating to the machining and milling of such components and assemblage thereof into finished golf clubs. Cost of sales was approximately $408,000 (48% of sales) during the year ended December 31, 1996 as compared to approximately $549,000 (52% of sales) during the year ended December 31, 1995. This decline in costs is directly attributable to reduced sales during the first half of 1996 resulting from the difficulties encountered in developing necessary manufacturing molds. Because of the reduction in production during the year ended December 31, 1996, the Company had reduced machining and milling costs during such period. However, because the Company purchased the milling equipment necessary for the production of the golf club heads in April 1996, reducing the per-club manufacturing cost, there was a slight decline in cost of sales as a percentage of sales. The Company does not expect to encounter similar production delays and, accordingly, expects the costs of sales to decrease correspondingly with increased production and sales, if such increases occur.

         During the year ended December 31, 1996, selling, general and administrative expenses were approximately $1,176,000 (139% of sales) as compared to approximately $943,000 (89% of sales) during the year ended December 31, 1995. This increase is attributable to the Company's overall growth, including the hiring of additional marketing and sales personnel and stepped up marketing activities.

         As a result of increasing expenses and costs relating to the growth of the Company, the Company experienced a net loss of approximately $910,000 during the year ended December 31, 1996 and $542,000 during the year ended December 31, 1995. The Company's inability to offset such increased costs and expenses by increasing its sales (as a result of the aforementioned production delays), resulted in the increase in net loss during the year ended December 31, 1996 as compared to the same period of the prior year.

Liquidity and Capital Resources

         The Company had working capital of $2,230,913 at June 30, 1997. Since inception, the Company's internally generated cash flow has not been sufficient to finance operations. Further, the Company has experienced severe working capital shortfalls in the past, which have restricted the Company's ability to conduct its business as anticipated. As a result, the Company has in the past been substantially dependent upon loans from its current stockholders in order to maintain its operations. The $400,000 of remaining debt owed to a current stockholder will be payable upon the earlier of the date of exercise of the Warrants (to the extent proceeds derived therefrom are sufficient to make repayment) and December 19, 1999.

         The Company had accounts receivable, less allowance for doubtful accounts, of $548,880 at June 30, 1997. The Company has provided extended payment terms to several international distributors in order to encourage initial purchases of its clubs. Accordingly, approximately $107,000, or 16% of such accounts receivable were over 90 days old at June 30, 1997. The Company does not anticipate that it will continue to extend such liberal payment terms. However, as it expands its activities, it may do so again in order to increase its exposure to the market for its products. The Company has not experienced significant collection problems or credit risks in the past.

         The Company has entered into an advertising agreement with the Golf Channel which commenced January 1, 1997 and ends on December 31, 1998. The agreement provides that the Company will pay $770,000 to the Golf Channel over the term of the agreement for the broadcast of commercial advertising during, and sponsorship of certain television programming produced by the Golf Channel. The Company has also incurred substantial expenses and undertaken substantial financial commitments to commence its media campaign including the production of its television infomercial, its television commercial and its print advertisements and has purchased substantial advertising time during the next several months on a variety of broadcast and cable television channels. The Company will depend upon increased sales to satisfy these obligations and to recover these costs. In addition, the Company has entered into endorsement agreements with 25 touring golf professionals that provide for minimum payments that range from $8,000 to $75,000. These agreements also provide for bonuses, which could be substantial if the professionals are successful in tournament play.

         The Company is conducting an aggressive advertising and marketing campaign in order to increase the exposure of the Company's products and increase sales. The Company's expenditures and commitments for advertising and marketing have been substantial and the Company must continue to incur such costs in order to continue to increase consumer awareness of its products. If the Company's sales do not increase substantially to cover its expenditures, it will be required to limit its advertising expenditures and expansion plans or seek additional financing in order to continue operations. There can be no assurance that any additional financing will be available to the Company on acceptable terms, if at all, when required by the Company. The inability to obtain additional financing when needed would have a material adverse effect on the Company's liquidity, and, as a result, the Company could be required to significantly reduce or suspend its operations, seek a merger partner or sell some or all of its assets.

Seasonality

         The purchasing decisions of most customers are typically made in the autumn and the vast majority of sales are expected to occur during the first six months of the year. In addition, quarterly results may vary from year to year due to the timing of new product introductions, orders and sales, advertising expenditures, promotional periods and shipments. Accordingly, comparisons of quarterly information on the Company's results of operations may not be indicative of the Company's overall annual performance.

Forward Looking Statements

         When used in this and in future filings by the Company with the Commission, in the Company's press releases and in oral statements made with the approval of an authorized executive officer of the Company, the words or phrases "will likely result," "expects," "plans," "will continue," "is anticipated," "estimated," "project" or "outlook" or similar expressions (including confirmations by an authorized executive officer of the Company of any such expressions made by a third party with respect to the Company) are intended to identify "forward-looking statements." The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, each of which speak only as of the date made. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Such risks and other aspects of the Company's business and operations are described in "Risk Factors." The Company has no obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.

                                    BUSINESS

General

         The Company designs, develops and markets high-quality, premium-priced golf clubs based on its proprietary technologies, including its TearDrop line of putters and its new line of Spin Master wedges. The TearDrop putter is used by professional golfers on the PGA Tour, the Senior PGA Tour and the Nike Tour. The Company introduced its first product, the TearDrop putter, in 1993, and has since developed and introduced numerous additional putters, all based on the TearDrop putter technology. The Company now markets 12 putters. In 1997, the Company introduced an improved line of four different Spin Master Wedges.

         In January 1997, the Company commenced its extensive marketing and advertising campaign. In February, the Company's 30-minute television infomercial began being aired in selected locations throughout the country. The Company began to air a 60-second version of the infomercial in April. The Company has also produced and begun airing standard television commercials and increased substantially the number of commercials in April, May and June 1997. The Company has begun airing its feature, "The TearDrop Putt of the Week" on the Golf Channel at various times on a weekly basis. The Company's print advertisements will appear in several magazines including Golf Illustrated and Senior Golfer during the months from May through October. Finally, the Company has enlisted numerous golf professionals to promotional agreements, including Omar Uresti, Brett Ogle and Charles Coody.

Products

         TearDrop Putters

         The Company currently manufactures and markets 12 putters. The Company's TearDrop putters are manufactured with the Company's exclusive roll face head, distinguishing them from most other putters, which have a standard flat face. The Company believes that with a standard flat faced putter, if a golfer twists his wrist forward, he will tend to hit the ball down into the green, causing it to bounce slightly as it travels forward. This slight bounce tends to alter the true trajectory of the ball rolling towards the cup. With the same standard flat faced putter, if the golfer twists his wrist backward, he will tend to impart backspin on the ball, causing it to skid slightly as it begins its roll, also affecting its true trajectory. In both cases, the problem is especially pronounced on long putts, when the ball is struck harder. The TearDrop putter, however, is designed to strike the ball directly on or slightly below the center of the ball, which is intended to eliminate most skidding and develop a high overspin, resulting in a superior roll for a more precise shot. The rounded barrel of the TearDrop roll face putter is designed to keep ball-to-club contact and the angle of impact constant.

         During assembly, the TearDrop putter is balanced by hand using the Company's face weighting system to provide uniform weighting across the face of the putter, providing for a larger "sweet spot." The weighting system is designed to allow a golfer to strike the ball on a straighter line rather than with a semi-circular motion, also encouraging a steadier, more constant stroke. In addition, the heavy milled aluminum-titanium alloy head is designed to slow a golfer's backswing and encourage acceleration all the way through the moment of impact. The TearDrop design, with its rounded fin, is also designed to help prevent stubbing of the club on the swing and follow-through.

         Each of the TearDrop putter models incorporates the roll face into different putter designs to accommodate golfer's varying tastes, preferences and habits. The original TearDrop design was invented by one of the Company's founders and further developed by its current management. The designs for the subsequent models were developed by the Company with assistance and input from its touring professionals, its component manufacturers and independent design consultants. The Company does not have any agreements with golf club designers, but believes that to the extent any services may be needed, designers having suitable technical design expertise may be located. However, if the Company is unable to retain qualified experts who may be able to devote the necessary attention during the time required, or if the cost proves to be too high, the Company may be unable to develop new products or improved products on a cost effective or a timely basis.

         The TearDrop Spin Master Wedge

         The TearDrop Spin Master wedge features a classic-shape stainless steel clubhead with a coarse, abrasive titanium treated surface. The rough face creates a greater spin, and the liquid titanium prevents the face from becoming smooth with use. The titanium treated friction face of the Spin Master wedges are designed to impart a backward spin on the golf ball that will help the ball resist rolling after it hits the green. The wedges are offered in lofts of 52, 56 and 61 degrees for use as a pitching wedge, a sand wedge and a lob wedge, respectively. Each of the wedges have a traditional shaft and grip.

Sales and Marketing

         Advertising and Promotion. In January 1997, the Company commenced its extensive marketing and advertising campaign. In February, the Company's
30-minute television infomercial began being aired in selected locations throughout the country. The Company continued airing the infomercial through the summer of 1997. The Company began to air a 60-second version of the infomercial in April. The Company has also produced and begun airing standard television commercials and increased substantially the number of commercials that appear on numerous broadcast and cable channels in April, May and June 1997. The Company has entered into an advertising agreement with the Golf Channel which commenced on January 1, 1997 and ends on December 31, 1998. Pursuant to this Agreement, the Company broadcasts commercial advertising and sponsors certain television programming aired on the Golf Channel. The Company has begun airing its feature, "The TearDrop Putt of the Week" on the Golf Channel at various times on a weekly basis. The Company has agreed to purchase no less than $770,000 in advertising from January 1, 1997 through December 31, 1998. The Company uses various forms of media, including print advertising campaigns, to market and promote its products. In the United States, the Company concentrates its print advertising in golf magazines such as Senior Golf, Golf Tips and Golf Illustrated and in trade magazines such as Golf Shop Operations.

         The Company believes that the endorsement of its products by touring professional golfers is an important feature of its overall marketing effort. Omar Uresti, Charles Coody, a former Masters champion, and P.J. Cowan head a group of 25 touring professionals who currently use or endorse the Company's products. The agreements with the Company's professionals generally are for a one-year term and provide for certain payments by the Company to the touring professionals that range from $8,000 to $75,000 per annum in consideration for their using a TearDrop Putter and bonuses based on tournament performance. The Company has also granted options to purchase common stock of the Company and may grant additional options in lieu of or in addition to such performance bonuses. The Company has instituted a "Player Pool" program, under which the Company will provide rewards on a weekly basis to professional players who win tournaments using TearDrop golf clubs. Endorsement commitments are made on a year-to-year basis.

         Nationwide Distribution Network. The Company markets its clubs primarily through sales representatives primarily to on-course golf pro shops and specialty stores, general sporting goods stores and specialty sporting goods stores. The Company believes that its marketing approach allows it to maintain its high-quality reputation while at the same time generating loyalty from its customer base. At September 15, 1997, the Company had 30 independent sales representatives who call upon and service the needs of the on-course golf professionals, off-course specialty store operations and sporting goods stores. These sales representatives receive a commission on qualifying sales. All of the sales representatives exclusively sell TearDrop putters and wedges although many also sell apparel, bags, shoes and gloves made by other companies.

         Working together with the on-course golf professionals and off-course specialty store sales force, the independent sales representatives help introduce and explain the various characteristics of new golf clubs, respond to questions concerning product support, prepare customers for new product introductions, provide liaison services to communicate delivery and special customer needs, and obtain in-field feedback with respect to the market appeal of the Company's and competitors' products.

         The independent sales representative network is supported by the Company's executive officers who meet with the sales representatives, customers and potential new customers, and by technical representatives who demonstrate the Company's golf equipment at various customer locations. While the Company believes that its relationships with its sales representatives and customers are satisfactory, there can be no assurance that the Company will be able to maintain such relationships in the future. Although the Company works closely with its sales representatives, the Company cannot directly control such representatives' sales and marketing activities. There can be no assurance that these representatives will effectively manage the sale of the Company's products or that their marketing efforts will prove effective.

         Customer Service and Support. The Company believes that its relationships with its distributors and golfing customers have contributed significantly to its past success and should continue to enhance its prospects. The Company supports these relationships through programs developed to select its customers in the sale of its products.

         Demonstration/Loaner Program. The Company believes that a significant contribution to its sales effort is provided by its demonstration/loaner program. This program generally permits each qualifying on-course golf professional and off-course specialty store operator to purchase demonstration clubs within the Company's product line at a discount dependent upon the number of clubs purchased for resale. Demonstration clubs are available on the basis of one demonstration club for each six clubs of the same model ordered. The customer lends a "demo" set or club to the golfer for on-course trial use, which, in management's judgment, substantially increases the probability of purchases by the golfer who might otherwise be reluctant to purchase premium clubs without having on-course experience with them.

         International Distribution. The Company markets its products internationally on a limited basis through exclusive licensees and distributors. The Company's products are sold on a non-exclusive basis through independent distributors. International sales accounted for 45% and 36% of the Company's gross sales in 1995 and 1996, respectively. The Company intends to continue to explore opportunities to expand its activities in international markets. In January 1997, the Company entered into an exclusive Distribution Agreement with Williams Worldwide Television providing Williams Worldwide Television with the exclusive right to market the TearDrop golf clubs in Australia, Japan, Korea, Malaysia and New Zealand.

         Product Warranties. The Company supports its golf clubs with a lifetime quality guaranty, entitling the purchaser to return the clubs for repair or replacement. The Company has not experienced a material level of product warranty claims.

Assembly

         The Company assembles all of its putters for the domestic market and for sales to selected foreign markets at its corporate headquarters in Union, New Jersey . Stainless steel and titanium aluminum clubheads are cast or forged by outside suppliers utilizing Company-owned tooling and are inspected on-site by Company representatives. Production personnel receive and review incoming components, such as steel shafts and grips, most of which are supplied to the proprietary specifications of the Company. All assembly operations, including painting, stenciling and the application of all trade dress, are completed at the corporate headquarters, which include finishing and warehousing facilities, from which finished clubs are shipped. In order to maintain a high level of quality control, the Company performs numerous visual and machine inspections at various points along the assembly process, intended to detect any non-conforming clubs or subassemblies.

         The Company relies on a limited number of suppliers for materials and clubheads. The Company's primary putter club head manufacturer manufactures club heads at its facilities using equipment leased by the Company and provided to the manufacturer. Under the equipment lease, the Company has the option to purchase the manufacturing equipment at various times during the lease. They may also remove the equipment from the manufacturer's facilities at any time. While management believes that alternative sources of supply either exist or could be developed, in the event that it should lose its present sources of supply for these materials and components, or experience delays in receiving delivery from such sources, the Company would sustain at least temporary shortages of materials and components, which could have a material adverse effect on the Company's operating results and financial condition.

New Club Development

         The Company works closely with component manufacturers, independent design consultants and touring professionals in the development of new products and the improvement of its existing designs. The Company relies on the input and advice of its consulting pros to modify its putters. For example, Brett Ogle was instrumental in designing the TearDrop Pro Model. The Company intends to form a Professional Advisory Board consisting of touring professional golfers who will meet at least two times a year to review design plans and comment on the Company's expansion plans, club designs and general issues regarding the Company.

Competition

         The Company competes in the premium-priced game-improvement segment of the golf club manufacturing industry. The market for premium-priced golf clubs is highly competitive and a number of established companies compete in this market, many of which have greater financial and other resources than the Company. The Company's competitors include Callaway Golf Company, Karsten Manufacturing Corporation (Ping), Taylor-Made Golf Company, Cobra Golf Incorporated and Tommy

Armour Golf Company. The Company also competes with numerous smaller, specialized companies that may compete effectively on a regional basis.

         The golf club industry is generally characterized by rapid and widespread imitation of popular golf club designs pioneered by new or existing competitors. Occasionally, new market entrants may develop innovative club designs which meet with acceptance from golf club purchasers, leading to unanticipated changes in consumer preferences. Many purchasers of premium-priced game-improvement clubs desire golf clubs that feature the latest technological innovations and cosmetic designs, and their purchasing decisions are often the result of highly subjective preferences which can be influenced by many factors, including, among others, advertising, media and product endorsement. The Company could therefore face substantial competition from existing or new competitors that introduce and successfully promote golf clubs perceived to offer performance advantages and greater aesthetic appeal. The Company faces competition on the basis of price, reputation and qualitative distinctions among available products. In addition, there are several manufacturers that do not currently compete with the Company that could pose significant competition if they were to enter the market of premium-priced high-quality clubs.

Regulatory Matters

         The design of new golf clubs is greatly influenced by rules and interpretations of the USGA. Although the golf equipment standards established by the USGA generally apply only to competitive events sanctioned by that organization, it has become critical for designers of new clubs to assure compliance with USGA standards. To the extent that the Company's clubs are ruled ineligible by the USGA standards, professional golfers, including the Company's paid touring professional golfers, will be unable to use the clubs and even non-professional golfers will likely be unwilling to purchase them. The Company believes that its putters all comply with USGA standards. No assurance can be given that any new products will receive USGA approval or that existing USGA standards will not be altered in ways that adversely affect the sales of the Company's products.

         The Company's facilities are subject to numerous federal, state and local laws and regulations designed to protect the environment from waste emissions and hazardous substances. The Company is also subject to the federal Occupational Safety and Health Act and other laws and regulations affecting the safety and health of employees in the production areas of its facilities. The Company believes it is in compliance in all material respects with all applicable environmental and occupational safety regulations.

Employees

         At September 15, 1997, the Company had 24 full-time employees engaged in manufacturing and assembly, sales support and in management, administration and professional golf tour representation. The Company intends to expand its sales and marketing staff. The Company believes that additional manufacturing personnel will be available as needed.

Proprietary Rights

         The Company relies on a combination of patents, trademark and trade secret protection to establish and protect the proprietary rights it has in its products. The Company has been issued three patents relating to various aspects of the TearDrop putter head. The Company's "TearDrop" trademark is registered with the United States Patent and Trademark Office (the "U.S. Patent Office"), and the U.S. Patent Office has issued a notice of allowance to the Company for the trademark "Spin Master."

Legal Proceedings

         The Company is not involved in any material legal proceedings.

Properties

         The Company occupies approximately 20,000 square feet of office, manufacturing and warehouse and distribution space in Union, New Jersey under a five-year lease agreement which terminates August 31, 2002. The aggregate minimum rental payments under the lease for the one year periods ending August 31, 1998 and 1999 are $75,000. The Company conducts its corporate, research and development, assembly, warehouse and distribution activities from these facilities.

         The Company also leases 4,000 square feet of office, manufacturing and warehouse space in Hilton Head Island, South Carolina under a three-year lease agreement which terminates in November 1998. The aggregate minimum rental payments under the lease for the years ending December 31, 1997 and 1998 are $38,400 and $35,200, respectively. The Company will attempt to sublease these facilities in Hilton Head Island, South Carolina.

                                   MANAGEMENT

Executive Officers and Directors

         The executive officers and directors of the Company are:

Name                        Age           Position
----                        ---           --------
Rudy A. Slucker              47           Chairman of the Board, President and
                                          Chief Executive Officer
John Zeravica                41           Vice President
Charles A. Gerber            42           Vice President
Joseph Cioni                 58           Vice President of Finance and Chief
                                          Financial Officer
Fred K. Hochman              50           Director
Leslie E. Goodman            53           Director
Bruce H. Nagel               44           Director

         Rudy A. Slucker has served as Chairman of the Board, President and Chief Executive Officer of the Company since September 1996. Mr. Slucker was the Chief Executive Officer of the Atlas Group of Companies, Inc., which imported and marketed hardware and consumer products, from 1978 until 1990, when it was sold. Since 1990, Mr. Slucker has been a venture capital investor. He currently serves on the board of directors and/or is a principal stockholder of the following companies: Lilli Group, a knitwear manufacturer; The Sled Dogs Company, a Nasdaq-listed manufacturer of sporting goods; Diplomat Optical, Inc., a manufacturer and distributor of designer brand eyeglass frames under the names of Playskool, Jones New York, Coventry, Harve Benard and Kathy Ireland; Major League Fitness, a chain of fitness centers associated with Major League Baseball through a licensing agreement; and Babylon Enterprises and Beacon Concessions, which, together, currently own and operate the Beacon Theater in Manhattan.

         John Zeravica became vice president of the Company in September 1996. From 1990 through May 1996, Mr. Zeravica served as Director of Operations for the U.S. division of Bridgestone Sports, USA, Inc., an international manufacturer and distributor of sporting goods. From 1983 to 1990, Mr. Zeravica served as operating manager of Mizuno, USA, a sports product manufacturing and marketing company.

         Charles A. Gerber became vice president of the Company in October 1996. From April 1994 through September 1996, Mr. Gerber served as vice president of sales for Bobby Grace Golf Design Inc. From February 1993 to April 1994, Mr. Gerber served as a director of sales for American Companies. From 1978 to 1992, Mr. Gerber served as a regional sales manager for the Dial Corporation. From 1976 to 1978, Mr. Gerber served as a sales representative for W.H. Reynolds Company.

         Joseph Cioni became Vice President of Finance and Chief Financial Officer of the Company in August 1997. From February 1993 to May 1996, Mr. Cioni served as vice president of finance for Remington Products Company. From September 1992 to February 1993, Mr. Cioni managed his personal investments.

         Fred K. Hochman has been a director of the Company since its inception and served as its President from inception through January 1995 and Chief Executive Officer from inception through December 1995. In October 1996, Mr. Hochman became senior vice president of Orix Credit Alliance Inc. From September 1992 through October 1996, Mr. Hochman served as President of the Machine Tool Division of Financial Federal Credit, Inc., a wholly-owned subsidiary of Financial Federal Corporation. Financial Federal Corporation is listed on the American Stock Exchange. The Machine Tool Division provides financing for numerically controlled machine tools, which are the type of tools used to manufacture the TearDrop putter heads. From November 1982 through August 1992, he was Chairman of Machine Tool Finance Corporation, a company he co-founded.

         Leslie E. Goodman has been a director of the Company since November 1996. From January 1996 through December 1996, Mr. Goodman served as North Jersey Area President of First Union National Bank overseeing consumer and commercial banking in northern New Jersey. Since January 1996, Mr. Goodman also served as Chairman of the Board of CREOL, Inc., Commercial Real Estate On Line, an internet based information service. Mr. Goodman also served as a senior executive vice president of First Union Corporation. From January 1990 through December 1995, Mr. Goodman served as a member of the Office of the Chairman of First Fidelity Bancorporation overseeing the Community Business Bank, Corporate and Institutional Trust. Mr. Goodman was a member of the board of directors of First Fidelity Bancorporation from January 1990 through December 1995. Mr. Goodman served as President of First Fidelity Bank, N.A., New Jersey from September 1990 to January 1994. From 1988 to 1990, Mr. Goodman served as chairman and chief executive officer of Fidelity Bank, Philadelphia, a subsidiary of First Fidelity Bancorporation. Mr. Goodman currently is a member of the board of directors of Wawa Inc., the board of governors of the Hackensack Medical Center and the board of trustees of Rutgers University.

         Bruce H. Nagel, Esq. has been a director of the Company since January 1997. For more than the last five years, Mr. Nagel has been a partner with the law firm of Nagel Rice & Dreifuss in Livingston, New Jersey.

Committees of the Board of Directors

         The Board of Directors of the Company has appointed two committees: the Audit Committee and the Compensation Committee. The members of the Audit Committee are Fred K. Hochman and Leslie E. Goodman. The Audit Committee periodically reviews the Company's auditing practices and procedures, makes recommendations to management or to the Board of Directors as to any changes to such practices and procedures deemed necessary from time to time to comply with applicable auditing rules, regulations and practices, and recommends independent auditors for the Company to be elected by the stockholders. The members of the Compensation Committee are Rudy A. Slucker and Bruce H.

Nagel. The Compensation Committee meets periodically to make recommendations to the Board of Directors concerning the compensation and benefits payable to the Company's executive officers and other senior executives.

Director Compensation

         The Company's compensation to directors is $500 per meeting attended.

Executive Compensation

         No executive officer of the Company received cash compensation in excess of $100,000 during the year ended December 31, 1996. In October 1996, Rudy Slucker, the Company's Chairman of the Board and Chief Executive Officer was granted an option to acquire 250,000 shares of common stock for $4.50 per share.

Employment Agreements

         The Company has entered into an employment agreement with Rudy A. Slucker which expires on December 31, 1999. Pursuant to the agreement, Mr. Slucker will serve as the Company's Chief Executive Officer and President for an annual salary of $175,000. The employment agreement also provides that Mr. Slucker is entitled to receive a bonus equal to 10% of the Company's pre-tax net income starting with the year ending December 31, 1997. Such bonus will be payable to the extent of 50% of such amount in cash and the remaining 50% in the form of Common Stock of the Company valued at the lowest last sale price of the Common Stock during the last quarter of the Company's fiscal year. In addition, if there is a sale of the Company or substantially all of the assets of the Company which involves consideration equal to or greater than $25,000,000, Mr. Slucker will also be entitled to a cash payment equal to the greater of $250,000 and 10% of the excess consideration over $25,000,000. Mr. Slucker will also be entitled to receive bonuses at the discretion of the Board of Directors and in accordance with certain performance criteria. The agreement further provides that Mr. Slucker will not engage in activities competitive with the Company for a period of two years after the expiration of his employment agreement. In the event that the Company terminates Mr. Slucker's employment without cause, such provision would not apply.

         The Company has also entered into an employment agreement with John Zeravica. Pursuant to the agreement, Mr. Zeravica will serve as Vice President of the Company for an annual salary of $100,000. The agreement with Mr. Zeravica may be terminated either by the Company or Mr. Zeravica upon two weeks notice.

Limitation on Liability and Indemnification Matters

         The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. The Company's By-laws provide that the Company shall indemnify its directors and executive officers and may indemnify its other officers, employees, agents and other agents to the fullest extent permitted by law. The Company's By-laws also permit the Company to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the By-laws would permit indemnification.

         The Company has entered into indemnification agreements with each of its executive officers and directors.

         At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where the Company currently anticipates indemnification will be required.

Stock Option Plans

         On October 18, 1996, the Board of Directors and the stockholders of the Company adopted the 1996 Employee Stock Option Plan ("Plan") and reserved 200,000 shares of Common Stock for issuance thereunder. The Plan provides for the granting to employees (including employees who are also directors and officers) of options intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("Code"), and for the granting of nonstatutory stock options to directors, employees and consultants. The Plan is currently administered by the entire Board of Directors of the Company.

         The exercise price per share of incentive stock options granted under the Plan must be at least equal to the fair market value of the Common Stock on the date of grant. In addition, in accordance with the Underwriting Agreement relating to this Offering, the Company has agreed not to grant any options under the Plan with an exercise price per share less than the initial public offering price of the Common Stock. With respect to any participant who owns shares representing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive or nonstatutory stock option must be equal to at least 110% of the fair market value on the grant date, and the maximum term of the option must not exceed five years. The terms of all other options granted under the Plan may not exceed ten years. Upon a merger of the Company, the options outstanding under the Plan will terminate unless assumed or substituted by the successor corporation. In March 1997, options to purchase 99,700 shares of Common Stock were granted under the Plan, including Incentive Stock Options to acquire 50,700 shares of Common Stock for $4.75 per share to certain employees of the Company. Options to purchase 15,000 shares of Common Stock for $4.75 per share were granted to each of Leslie E. Goodman and Bruce H. Nagel, which options vest one-third six months from the date of grant and one-third per year for the next two years if they are serving on the Board of Directors at such time. Such options expire five years from the date of grant.

Other Options

         As of September 15, 1997, options to acquire 392,000 shares of Common Stock had been granted to officers, directors and employees of the Company and to consultants and professional athletes who perform consulting and other promotional services for the Company. On October 21, 1996, the Company granted a five-year option (outside of the Plan) to acquire 250,000 shares of Common Stock for $4.50 per share to Rudy A. Slucker, the Chairman of the Board and Chief Executive Officer of the Company. On December 18, 1996, the Company agreed to grant options to Wayne R. Wooten to purchase 1,000 shares of Common Stock for $4.50 per share. The Company has granted five-year options to acquire an aggregate of 29,300 shares of Common Stock to touring golf professionals and other professional athletes who perform consulting and other promotional services for the Company. Under the promotional agreements with the Company's golf professionals, the Company may be required to grant additional stock options if the professional satisfies certain conditions such as winning a golf tournament. If the Company's professionals win a large number of tournaments, the number of additional options granted could be substantial. On August 18, 1997, the Company, pursuant to a consulting agreement, agreed to grant to Millenium Holdings Group, Inc. options to acquire 100,000 shares of Common Stock, such options being exercisable during the period January 18, 1998 to August 18, 1999 at exercise prices ranging from $3.00 to $5.00 per share.

               PRINCIPAL STOCKHOLDERS AND SELLING SECURITY HOLDERS

         The following table sets forth certain information with respect to the beneficial ownership of the capital stock of the Company as of September 15, 1997 for (i) each person who is known by the Company to beneficially own more than 5% of the capital stock, (ii) each of the Company's directors, and (iii) all directors and executive officers as a group. The Company believes that each of the beneficial owners of the Common Stock listed in the table, based on information furnished by such owner, has sole investment and voting power with respect to such shares.

                                              Number of Shares        Percentage
Name                                          Beneficially Owned      Ownership
----                                          ------------------      ---------
Rudy A. Slucker                               730,000 (1)             29.95%
Fred K. Hochman                               153,000                 6.99%
Joseph Cioni                                  9,000 (2)               *
Leslie E. Goodman                             5,000 (3)               *
Bruce H. Nagel                                15,000 (4)              *
John Zeravica                                 5,000 (3)               *
Charles A. Gerber                             5,000 (3)               *
All directors and executive officers
as a group (7 persons)                        922,000 (5)             36.55%

------------------

*    Less than 1%.

(1) Includes (i) 250,000 shares subject to options exercisable at $4.50 per share and (ii) an aggregate of 75,000 shares of Common Stock owned by the children and wife of Mr. Slucker.

(2) Includes 5,000 shares underlying options exercisable at $2.50 per share. Does not include options to purchase 10,000 shares of Common Stock.

(3) Includes 5,000 shares underlying options exercisable at $4.75 per share. Does not include options to purchase 10,000 shares of Common Stock.

(4) Includes 5,000 shares underlying warrants and 5,000 shares underlying options exercisable at $4.75 per share. Does not include options to purchase 10,000 shares of Common Stock.

(5) Includes 15,000 shares underlying options exercisable at $4.75 per share, 250,000 shares underlying options exercisable at $4.50 per share. Does not include options to purchase 30,000 shares of Common Stock.

         The following table sets forth information with respect to the number of shares of Common Stock, Warrants and shares of Common Stock underlying the Warrants which may be issued to Selling Security Holders upon the exercise of the Representatives' Purchase Option:

                                                                                  Number of Shares of
     Selling Security          Number of Shares of           Number of               Common Stock
          Holder                   Common Stock               Warrants            Underlying Warrants
          ------                   ------------               --------            -------------------
GKN Securities Corp.                  51,250                   51,250                    51,250

Kirlin Securities, Inc.               27,500                   27,500                    27,500

Jay Goldman                           27,500                   27,500                    27,500

David M. Nussbaum                      6,250                    6,250                     6,250

Robert Gladstone                       6,250                    6,250                     6,250

Roger Gladstone                        6,250                    6,250                     6,250
                                     -------                  -------                   -------
  Totals                             125,000                  125,000                   125,000
                                     =======                  =======                   =======

         Because the selling security holders may offer some or part of the Securities which it holds pursuant to the offering contemplated by this Prospectus, no estimate can be given as to the amount of Securities that will be held by the selling security holder after the completion of this offering. The Securities held by the selling security holders may be sold from time to time directly by the holder thereof, or by pledgees, donees, transferees or other successors in interest. Alternatively, such Securities may be offered from time to time by underwriters, dealers or agents. The distribution of the Securities may be effected in one or more transactions that may take place on the over-the-counter market, including block trades, ordinary broker's transactions, privately negotiated transactions or through sales to one or more broker/dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by these holders in connection with such sales. In connection with such sales, the selling security holder, any participating brokers or dealers, may be deemed "underwriters" as such term is defined in the Securities Act.

                              CERTAIN TRANSACTIONS

         On July 27, 1994, the Company entered into a Consulting and Non-Competition Agreement with Wayne Wooten providing for payments by the Company in the form of royalties on the sale of certain putters through July 26, 1996. An aggregate of $33,070 was paid through such date to Mr. Wooten under the Agreement. At such time, Fred K. Hochman purchased from Mr. Wooten 116,666 shares of Common Stock of the Company for approximately $75,000. In addition, Mr. Wooten resigned as an officer and director of the Company.

         In November 1994, the Company borrowed $300,000 from NationsBank. Mr. Hochman provided a personal guarantee for the loan. This indebtedness was repaid with proceeds from the Initial Public Offering. In addition, the Company guaranteed a personal loan of $100,000 from NationsBank to Mr. Hochman, which guarantee was released in October 1996. Mr. Hochman has pledged all of his shares of Common Stock of the Company to secure his personal indebtedness.

         On December 31, 1994, Mr. Hochman transferred 50,000 shares of Common Stock to Rudy A. Slucker in consideration of $1.00 and the agreement to loan the Company $140,000 at an interest rate of 8% per annum and payable over a three-year term. On October 1, 1995, Mr. Slucker purchased 66,666 shares from Mr. Hochman for $1.00 and Mr. Slucker's agreement to loan additional sums to the Company, to the extent necessary.

         In April 1996, in consideration of Mr. Slucker's agreement to loan the Company up to $300,000, and to guarantee the NationsBank loan, Mr. Slucker was issued 416,666 shares of Common Stock. In April 1996, Mr. Slucker sold 53,333 shares of Common Stock to Mr. Hochman for $80,000, represented by a promissory note due April 1, 1998.

         From time to time, the Company has borrowed funds from its officers, directors and stockholders. Pursuant to an agreement dated as of October 18, 1996, $400,000 of debt plus interest owed by the Company to Mr. Slucker was extended from and after the consummation of the Company's initial public offering at the rate of 8% per annum until three years after the consummation of such offering, except that the Company may prepay such amounts from net proceeds received from the exercise of the Warrants. In addition, an additional aggregate amount of $71,000 of debt owed by the Company to Messrs. Slucker, Hochman and three other shareholders of the Company was repaid on January 24, 1997 with interest from the proceeds received from the exercise of the over-allotment option by the underwriters of the Company's initial public offering. The balances of $183,478, $384,426,

$249,800, $42,570 and $254,101, inclusive of accrued interest were forgiven by Messrs. Slucker, Hochman and such shareholders at the consummation of the Company's initial public offering.

         From August 1, 1996 through December 19, 1996, Mr. Slucker advanced an additional $331,759 to the Company for its business operations and to fund certain costs of the initial public offering. The Company has repaid the amounts advanced by Mr. Slucker, with interest at 8% per annum from proceeds received from the exercise of the over-allotment option issued in connection with the Initial Public Offering.

         All ongoing and any future transactions with affiliates of the Company, if any, will be on terms believed by the Company to be no less favorable than are available from unaffiliated third parties and will be approved by a majority of disinterested directors.

                            DESCRIPTION OF SECURITIES

         The authorized capital stock of the Company is 11,000,000, consisting of 10,000,000 shares of Common Stock, $.01 par value and 1,000,000 shares of Preferred Stock, $.01 par value. As of the date of this Prospectus, 2,242,500 shares of Common Stock are outstanding and held of record by 28 stockholders.

Preferred Stock

         The Company's Certificate of Incorporation authorizes the issuance of 1,000,000 shares of Preferred Stock without further stockholder approval. The Preferred Stock may be divided into such classes or series as the Board of Directors may determine by resolution. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. Currently no Preferred Stock is outstanding, and the Board of Directors has no current plans to issue any such shares.

Common Stock

         The holders of shares of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, subject to the liquidation preferences of preferred stock, the holders of Common Stock are entitled to receive any declared and unpaid dividends, in addition to being entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any then outstanding shares of preferred stock. Holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock.

         All outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and the shares of Common Stock issued upon completion of this Offering have been duly authorized and, when issued, will be fully paid and nonassessable.

Warrants

         Each Warrant will entitle the registered holder to purchase one share of the Company's Common Stock at an exercise price of $5.50 per share for five years from the date of this Prospectus. No fractional shares of Common Stock will be issued in connection with the exercise of Warrants. Upon exercise, the Company will pay the holder the value of any such fractional shares in cash, based upon the market value of the Common Stock at such time.

         Unless extended by the Company at its discretion, the Warrants will expire at 5:00 p.m., New York time, on December 19, 2001. In the event a holder of Warrants fails to exercise the Warrants prior to their expiration, the Warrants will expire and the holder thereof will have no further rights with respect to the Warrants.

         The Company may, with the consent of GKN , redeem not less than all of the outstanding Warrants at a price of $.01 per Warrant upon not less than 30 days' prior written notice if the last sale price of the Common Stock has been at least 145.5% of the then-exercise price of the Warrants (initially $8.00) for the 20 consecutive trading days ending on the third day prior to the date on which the notice is given.

         No Warrants will be exercisable unless at the time of exercise there is a current prospectus covering the shares of Common Stock issuable upon exercise of such Warrants under an effective registration statement filed with the Commission and such shares have been qualified for sale or are exempt from qualification under the securities laws of the state or residence of the holder of such Warrants. Although the Company intends to have all shares so qualified for sale in those states where the Securities are being offered and to maintain a current prospectus relating thereto until the expiration of the Warrants, subject to the terms of the Warrant Agreement, there can be no assurance that the Company will be able to do so.

         A holder of Warrants will not have any rights, privileges or liabilities as a stockholder of the Company prior to the exercise of the Warrants. The Company is required to keep available a sufficient number of authorized shares of Common Stock to permit exercise of the Warrants.

         The Company has engaged the Representatives, on a non-exclusive basis, as its agents for the solicitation of the exercise of the Warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the Commission, the Company has agreed under certain conditions to pay the Representatives a commission equal to 5% of the exercise price for each Warrant exercised after December 19, 1997 if the exercise was solicited by either of the Representatives. In addition to soliciting, either orally or in writing, the exercise of the Warrants, such services may also include disseminating information, either orally or in writing, to warrant holders about the Company or the market for the Company's securities, and assisting in the processing of the exercise of Warrants. No compensation will be paid to the Representatives in connection with the exercise of the Warrants if the market price of the underlying shares of Common Stock is lower than the exercise price, the Warrants are held in a discretionary account, the Warrants are exercised in an unsolicited transaction, the warrantholder has not confirmed in writing that one of the Representatives solicited such exercise or the arrangement to pay the commission is not disclosed in the prospectus provided to warrantholders at the time of exercise.

         The exercise price of the Warrants and the number of shares issuable upon exercise of the Warrants will be subject to adjustment to protect against dilution in the event of stock dividends, stock splits, combinations, subdivisions and reclassifications. No assurance can be given that the market price of the Company's Common Stock will exceed the exercise price of the Warrants at any time during the exercise period.

Transfer Agent and Registrar

         The transfer agent and registrar for the Company's securities is Continental Stock Transfer & Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of this Offering, the Company will have outstanding 3,930,000 shares of Common Stock, not including shares of Common Stock issuable upon exercise of outstanding options, warrants.

         Of these outstanding shares, the 1,250,000 shares of Common Stock sold to the public in the Initial Public Offering are freely traded without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except that any shares that may be held by an "affiliate" of the Company (as that term is defined in the rules and regulations under the Securities Act) may be sold only pursuant to a registration under the Securities Act or pursuant to an exemption from registration under the Securities Act, including the exemption provided by Rule 144 adopted under the Securities Act.

         The 750,000 shares of Common Stock outstanding prior to the Initial Public Offering are "restricted securities" as that term is defined in Rule 144 under the Securities Act and may not be sold unless such sale is registered under the Securities Act or is made pursuant to an exemption from registration under the Securities Act, including the exemption provided by Rule 144. Of such shares, approximately 333,000 may be sold under Rule 144 within 12 months of December 19, 1996 and the remaining shares may be sold within 24 months of December 19, 1996; however, all persons who were stockholders of the Company as of December 19, 1996, have agreed that for a period of 24 months from December 19, 1996, they will not sell any of their securities without the prior consent of GKN

         The shares of Common Stock issuable upon exercise of options outstanding as of the date hereof are subject to lock-up provisions that prevent their resale until December 19, 1998. See "Management-Other Options."

         In general, under Rule 144 as currently in effect, a stockholder (or stockholders whose shares are aggregated) who has beneficially owned any Restricted Securities for at least two years (including a stockholder who may be deemed to be an affiliate of the Company), will be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of
(i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which such notice of such sale is given to the Securities and Exchange Commission (the "Commission"), provided certain public information, manner of sale and notice requirements are satisfied. A stockholder who is deemed to be an affiliate of the Company, including members of the Board of Directors and senior management of the Company, will still need to comply with the restrictions and requirements of Rule 144, other than the two-year holding period requirement, in order to sell shares of Common Stock that are not Restricted Securities, unless such sale is registered under the Securities Act. A stockholder (or stockholders who shares are aggregated) who is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale by such stockholder, and who has beneficially owned Restricted Securities for at least three years, will be entitled to sell such shares under Rule 144 without regard to the volume limitations described above.

         The Company is unable to estimate the number of shares that may be sold in the future by its existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock by existing stockholders could adversely affect prevailing market prices.

                              PLAN OF DISTRIBUTION

         The Securities offered hereby are being offered directly by the Company pursuant to the terms of the Warrants and the Representatives' Purchase Option.

         The Company has engaged the Representatives, on a non-exclusive basis, as its agents for the solicitation of the exercise of the Warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the Commission, the Company has agreed under certain conditions to pay the Representatives a commission equal to 5% of the exercise price for each Warrant exercised after December 19,1997 if the exercise was solicited by either of the Representatives. In addition to soliciting, either orally or in writing, the exercise of the Warrants, such services may also include disseminating information, either orally or in writing, to warrant holders about the Company or the market for the Company's securities, and assisting in the processing of the exercise of Warrants. No compensation will be paid to the Representatives in connection with the exercise of the Warrants if the market price of the underlying shares of Common Stock is lower than the exercise price, the Warrants are held in a discretionary account, the Warrants are exercised in an unsolicited transaction, the warrantholder has not confirmed in writing that one of the Representatives solicited such exercise or the arrangement to pay the commission is not disclosed in the prospectus provided to warrantholders at the time of exercise. In addition, unless granted an exemption by the Commission from Rule 10b-6 under the Exchange Act, while they are soliciting exercise of the Warrants, the Representatives will be prohibited from engaging in any market activities or solicited brokerage activities with regard to the Company's securities unless the Representatives have waived their right to receive a fee for the exercise of the Warrants.

         In connection with its initial public offering, the Company agreed to sell to the Representatives and their respective designees, for an aggregate of $100, the Representatives' Purchase Option to purchase up to an aggregate of 125,000 shares of Common Stock and/or 125,000 Warrants. The Representatives' Purchase Option is exercisable at a price equal to 140% of the initial offering price of the securities for a period of four years commencing one year from December 19, 1996. The securities purchasable upon exercise of the Representatives' Purchase Option are identical to those offered hereby. The Representatives' Purchase Option grants to the holder thereof certain "piggyback" rights and one demand right for a period of seven and five years, respectively, from the December 19, 1996 with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the Representatives' Purchase Option. The Representatives' Purchase Option cannot be transferred, sold, assigned or hypothecated during the one-year period following the December 19, 1996, except to officers of the Representatives and to selected dealers and their officers or partners.

         The Common Stock issuable to the Warrant Holders upon exercise of the Warrants may be offered and sold from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The shares offered hereby may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
(b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Warrant Holders may arrange for other brokers or dealers to participate. Such broker or dealers may receive commissions or discounts from Warrant Holders in amounts to be negotiated. Such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Act, in connection with such sales.

                                 LEGAL MATTERS

         Certain matters with respect to the legality of the issuance of the Securities offered hereby will be passed upon for the Company by Crummy, Del Deo, Dolan, Griffinger & Vecchione, a Professional Corporation, Newark, New Jersey.

                                    EXPERTS

         The financial statements of TearDrop Golf Company as of and for the years ended December 31, 1995 and 1996 appearing in this Prospectus and the Registration Statement have been audited by Rothstein, Kass & Company, P.C., independent auditors, as set forth in their report thereon, appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

         The Company has filed with the Commission a Registration Statement with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, having been omitted from this Prospectus in accordance with the rules and regulations of the Commission. For further information with respect to the Company, the securities offered by this Prospectus and such omitted information, reference is made to the Registration Statement, including any and all exhibits and amendments thereto. Statements contained in this Prospectus concerning the provisions of any document filed as an exhibit are of necessity brief descriptions thereof and are not necessarily complete, and in each instance reference is made to the copy of the document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by this reference.

         The Company is subject to the informational requirements of the Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at public reference facilities of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549; Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. Copies of such material, including the Registration Statement, can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

                              TEARDROP GOLF COMPANY

                                    CONTENTS

INDEPENDENT AUDITORS' REPORT                                                 F-2

DECEMBER 31, 1996 AND 1995:

  BALANCE SHEET                                                              F-3

  STATEMENTS OF OPERATIONS                                                   F-4

  STATEMENTS OF STOCKHOLDERS' EQUITY                                         F-5

  STATEMENTS OF CASH FLOWS                                             F-6 - F-7

  NOTES TO FINANCIAL STATEMENTS                                       F-8 - F-17

JUNE 30, 1997 (UNAUDITED)

  BALANCE SHEET (UNAUDITED)                                                 F-18

  STATEMENTS OF OPERATIONS (UNAUDITED)                                      F-19

  STATEMENTS OF CASH FLOWS (UNAUDITED)                                      F-20

  NOTES TO FINANCIAL STATEMENTS (UNAUDITED)                          F-21 - F-23

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
TearDrop Golf Company

We have audited the accompanying balance sheet of TearDrop Golf Company as of December 31, 1996, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TearDrop Golf Company as of December 31, 1996, and the results of its operations and its cash flows for the years ended December 31, 1996 and 1995, in conformity with generally accepted accounting principles.


                                            ROTHSTEIN, KASS & COMPANY, P.C.

Roseland, New Jersey
January 31, 1997, except for Notes 17 and 18
as to which the dates are March 21, 1997 and October 7, 1997, respectively

                              TEARDROP GOLF COMPANY

                                  BALANCE SHEET
                                December 31, 1996

                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                            $ 4,508,993
  Accounts receivable, less allowance for doubtful
   accounts of $53,000                                     230,202
  Inventories                                              106,781
  Prepaid advertising                                      215,041
  Other current assets                                      66,207
                                                       -----------
       Total current assets                                         $ 5,127,224

PROPERTY AND EQUIPMENT, less accumulated
 depreciation and amortization                                          167,502

OTHER ASSETS, intangible assets, less
 accumulated amortization                                                29,648
                                                                    -----------
                                                                    $ 5,324,374
                                                                    ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Notes payable                                        $   300,000
  Current portion of notes payable, stockholders           431,759
  Current portion of obligation under capital lease         15,482
  Accounts payable and other current liabilities           677,718
                                                       -----------
       Total current liabilities                                    $ 1,424,959

NOTES PAYABLE, stockholders, less current portion                       400,000

OBLIGATION UNDER CAPITAL LEASE, less
 current portion                                                         59,809

STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value,
   authorized 1,000,000 shares, issued and
   outstanding none
  Common stock, $.01 par value, authorized
   10,000,000 shares, issued and outstanding
   2,000,000 shares                                         20,000
  Capital in excess of par value                         5,701,560
  Accumulated deficit                                   (2,281,954)
                                                       -----------
       Total stockholders' equity                                     3,439,606
                                                                    -----------
                                                                    $ 5,324,374
                                                                    ===========

                 See accompanying notes to financial statements.

                              TEARDROP GOLF COMPANY

                            STATEMENTS OF OPERATIONS

                                                    Years Ended December 31,
                                                -------------------------------
                                                    1996                1995
                                                -----------         -----------
SALES                                           $   847,358         $ 1,057,306

COST OF SALES                                       407,512             549,305
                                                -----------         -----------
GROSS PROFIT                                        439,846             508,001

SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES                          1,175,944             942,638
                                                -----------         -----------
LOSS FROM OPERATIONS                               (736,098)           (434,637)

INTEREST EXPENSE, net                              (174,267)           (107,788)
                                                -----------         -----------
NET LOSS                                        $  (910,365)        $  (542,425)
                                                ===========         ===========

NET LOSS PER COMMON SHARE                       $     (1.15)        $      (.72)
                                                ===========         ===========
WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING                          791,100             750,000
                                                ===========         ===========


                 See accompanying notes to financial statements.

                              TEARDROP GOLF COMPANY

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                   Common Stock         Capital in
                                            -------------------------    Excess of     Accumulated
                                               Shares        Amount      Par Value       Deficit        Total
                                            -----------   -----------   -----------    -----------   -----------
BALANCES, January 1, 1995                       333,333   $     3,333   $     -        $  (829,164)  $  (825,831)

NET LOSS                                                                                  (542,425)     (542,425)
                                            -----------   -----------   -----------    ------------  -----------

BALANCES, December 31, 1995                     333,333         3,333                   (1,371,589)   (1,368,256)

COMMON STOCK ISSUED FOR SERVICES                416,667         4,167                                      4,167

SALE OF COMMON STOCK                          1,250,000        12,500     4,457,811                    4,470,311

SALE OF COMMON STOCK PURCHASE WARRANTS                                      129,375                      129,375

CONTRIBUTION TO CAPITAL BY STOCKHOLDERS                                   1,114,374                    1,114,374

NET LOSS                                                                                  (910,365)     (910,365)
                                            -----------   -----------   -----------    -----------   -----------

BALANCES, December 31, 1996                   2,000,000   $    20,000   $ 5,701,560    $(2,281,954)  $ 3,439,606
                                            ===========   ===========   ===========    ===========   ===========

                 See accompanying notes to financial statements.

                              TEARDROP GOLF COMPANY

                            STATEMENTS OF CASH FLOWS

                                                      Years Ended December 31,
                                                     --------------------------
                                                         1996            1995
                                                     -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                          $  (910,365)   $  (542,425)
   Adjustments to reconcile net loss to net
    cash used in operating activities:
    Depreciation and amortization                         36,626         19,682
    Provision for doubtful accounts                       52,918          4,317
    Accrued interest on stockholders' notes              112,279         75,420
    Loss on abandoned assets                                             74,443
    Common stock issued for services                       4,167
    Changes in assets and liabilities:
      (Increase) decrease in accounts receivable        (203,623)        29,297
      (Increase) decrease in inventories                  14,254        (93,679)
      (Increase) in prepaid advertising                 (215,041)
      (Increase) in other current assets                 (52,874)        (5,581)
      Increase in accounts payable
       and other current liabilities                     423,991         87,519
                                                     -----------    -----------

NET CASH USED IN OPERATING ACTIVITIES                   (737,668)      (351,007)
                                                     -----------    -----------
NET CASH USED IN INVESTING ACTIVITIES, purchases
 of property and equipment                               (15,213)       (29,479)
                                                     -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from notes payable                                            8,750
   Payments on obligation under capital lease            (16,564)        (1,202)
   Proceeds from stockholders' notes                     662,884        380,577
   Proceeds from issuance of common stock              4,470,311
   Proceeds from issuance of common
    stock purchase warrants                              129,375
                                                     -----------    -----------

NET CASH PROVIDED BY FINANCING ACTIVITIES              5,246,006        388,125
                                                     -----------    -----------

NET INCREASE IN CASH AND CASH EQUIVALENTS              4,493,125          7,639

CASH AND CASH EQUIVALENTS:
   Beginning of year                                      15,868          8,229
                                                     -----------    -----------
   End of year                                       $ 4,508,993    $    15,868
                                                     ===========    ===========

                 See accompanying notes to financial statements.

                              TEARDROP GOLF COMPANY

                                                        Years Ended December 31,
                                                         ----------------------
                                                            1996        1995
                                                         -----------  ---------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION, cash paid during the year
 for interest                                            $    53,370  $  32,626
                                                         ===========  =========
SUPPLEMENTAL SCHEDULES OF NONCASH INVESTING
 AND FINANCING ACTIVITIES:
   Contribution to capital in excess of par value from
    notes payable, stockholders and accrued interest     $ 1,114,374
                                                         ===========

   Equipment recorded under capital lease obligation                  $  93,057
                                                                      =========
   Cost of equipment included in
    accounts payable                                                  $  37,000
                                                                      =========
   Cost of equipment included in
    stockholders' notes                                               $  18,500
                                                                      =========

                 See accompanying notes to financial statements.

                              TEARDROP GOLF COMPANY

                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND NATURE OF OPERATIONS:

     The TearDrop Golf Company (the "Company") was incorporated under the laws of Delaware in September 1996. In October 1996, the Company merged with the TearDrop Putter Corporation ("TPC"), a South Carolina corporation (see Note
     9) which was formed in 1992. The Company manufactures and markets golf putters and wedges within and outside the United States. The Company intends to relocate its production and executive facilities to, or establish additional facilities in, the New York Metropolitan area.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Cash Equivalents - Cash equivalents include all highly liquid investments having a maturity of less than three months from the purchase date. Cash equivalents include commercial paper.

     Inventories - Inventories are stated at the lower of cost, on a first-in, first-out method, or market.

     Property and Equipment - Property and equipment is stated at cost less accumulated depreciation and amortization. The Company provides for depreciation and amortization principally using a declining-balance method as follows:

                                                                Estimated
                      Asset                                    Useful Lives
                      -----                                    ------------

         Office furniture and equipment                            5 Years
         Machinery and equipment                                5-10 Years

     Intangible Assets - Patents and trademarks relate to costs associated with obtaining patents and trademarks within and outside the United States. These costs are amortized on a straight-line basis over 17 years.

     Organization costs are being amortized on a straight-line basis over 5 years.

     Impairment of Long-Lived Assets - The Company periodically assesses the recoverability of the carrying amounts of long-lived assets, including intangible assets. A loss is recognized when expected undiscounted future cash flows are less than the carrying amount of the asset. The impairment loss is the difference by which the carrying amount of the asset exceeds its fair value.

     Advertising Costs - The Company expenses production costs of advertising and promotions the first date the advertisements take place.

     Advertising costs included in selling, general and administrative expenses for the years ended December 31, 1996 and 1995 were approximately $109,000 and $154,000, respectively.

     Fair Value of Financial Instruments - The fair value of the Company's assets and liabilities which qualify as financial instruments under Statement of Financial Accounting Standards No. 107 (SFAS 107) approximate the carrying amounts presented in the balance sheet.

                              TEARDROP GOLF COMPANY

                          NOTES TO FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     Income Taxes - The Company complies with Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes", which requires an asset and liability approach to financial reporting of income taxes. Deferred income tax assets and liabilities are computed annually for differences between financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to effect taxable income. Valuation allowances are established, when necessary, to reduce the deferred income tax assets to the amount expected to be realized.

     Net Loss Per Common Share - Net loss per common share is computed based on net loss applicable to common shareholders, divided by the weighted average number of common shares outstanding, after giving effect to the merger.

     The weighted average includes shares issued within one year of the Company's initial public offering (IPO) with an issue price less than the IPO price.

     Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Newly Issued Account Standard - On March 3, 1997, the Financial Accounting Standards Board released Statement No. 128, "Earnings Per Share". Statement 128 requires dual presentation of basic and diluted earnings per share on the face of the income statement for all periods presented. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted earnings per share is computed similarly to fully diluted earnings per share pursuant to Accounting Principles Bulletin No.
     15. Statement 128 is effective for fiscal years ending after December 15, 1997, and when adopted, it will require restatement of prior years' earnings per share.

     Since the effect of outstanding options and warrants are antidilutive, they have been excluded from the Company's computation of net loss per share. Accordingly, management does not believe that Statement 128 will have an impact upon historical net loss per share as reported.

NOTE 3 - INVENTORIES:

     Inventories consist of the following at December 31, 1996:

          Raw materials                          $   78,377
          Finished goods                             28,404
                                                 ----------

                                                 $  106,781
                                                 ==========

                              TEARDROP GOLF COMPANY

                          NOTES TO FINANCIAL STATEMENTS

NOTE 4 - PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following at December 31, 1996:

        Office furniture and equipment                          $  31,752
        Machinery and equipment                                    92,940
        Equipment recorded under capital lease                     93,057
                                                                ---------
                                                                  217,749
        Less accumulated depreciation and amortization
          ($13,298 pertaining to capital lease)                    50,247
                                                                ---------
                                                                $ 167,502
                                                                =========

NOTE 5 - INTANGIBLE ASSETS:

     Intangible assets consist of the following at December 31, 1996:

        Patents and trademarks                                  $  33,786
        Organization costs                                         10,000
                                                                ---------
                                                                   43,786
        Less accumulated amortization                              14,138
                                                                ---------
                                                                $  29,648
                                                                =========

NOTE 6 - NOTES PAYABLE:

     Notes payable consist of two lines of credit under which the Company can borrow up to $300,000, with interest at 1% over the prime lending rate (9.25% at December 31, 1996). The lines of credit are collateralized by a security interest in all assets of the Company and are guaranteed by a stockholder. The notes were due December 31, 1996 and were paid off on January 8, 1997.

     The Company has an unsecured line of credit expiring January 31, 1997, under which it can borrow up to $200,000, with interest at the prime lending rate (8.25% at December 31, 1996). As of December 31, 1996, the Company has no borrowing under this line of credit.

NOTE 7 - OBLIGATION UNDER CAPITAL LEASE:

     Future minimum lease payments at December 31, 1996 are as follows:

        Year ending December 31:

                    1997                                      $      23,726
                    1998                                             23,726
                    1999                                             23,726
                    2000                                             19,772
                                                              -------------
        Total future minimum lease payments                          90,950
        Amount representing interest                                 15,659
                                                              -------------
        Present value of future minimum lease payments               75,291
        Less current portion                                         15,482
                                                              -------------
                                                              $      59,809
                                                              =============

                              TEARDROP GOLF COMPANY

                          NOTES TO FINANCIAL STATEMENTS

NOTE 8 - ACCOUNTS PAYABLE AND OTHER CURRENT LIABILITIES:

     Accounts payable and other current liabilities consist of the following:

        Trade                                                $     483,523
        Accrued professional fees                                  144,000
        Other accrued expenses                                      50,195
                                                             -------------

                                                             $     677,718
                                                             =============

NOTE 9 - STOCKHOLDERS' EQUITY:

     In April 1996, in consideration of the Company's Chief Executive  Officer's
     (CEO) agreement to loan the Company up to $300,000, and to guarantee the bank loan, the CEO was issued 416,667 shares of Common Stock.

     In connection with the merger (see Note 1), each share of TPC's common stock issued and outstanding was converted to 3333.33 shares of the Company's common stock. Accordingly, all number of shares and per share data have been restated to reflect this stock conversion.

     In December 1996, the Company completed its Initial Public Offering for the sale of 1,250,000 shares of common stock at $4.50 per share and 1,437,500 redeemable common stock purchase warrants at $.10 per warrant. Each warrant entitles the holder to purchase one share of the Company's common stock for $5.50. These warrants are exercisable immediately and expire five years from December 19, 1996. The Company may redeem the warrants at $.01 per warrant, subject to certain terms.

     In connection with the IPO, an aggregate of $1,114,374 of stockholders' notes and accrued interest was contributed to capital in excess of par value.

NOTE 10 - STOCK OPTIONS:

     On October 18, 1996, the Company's stockholders adopted the TearDrop Golf Company Stock Option Plan ("Plan") providing for incentive stock options ("ISOs") and non-qualified stock options ("NQSOs"). The Company has reserved 200,000 shares of common stock for issuance upon the exercise of stock options granted under the Plan. The exercise price of an ISO or NQSO will not be less than 100% of the fair market value of the Company's common stock at the date of the grant. The exercise price of an ISO granted to an employee owning greater than 10% of the Company's common stock will not be less than 110% of the fair market value of the Company's common stock at the date of the grant and will have a maximum term of five years. All other options granted under the Plan will have a maximum term of ten years. As of December 31, 1996, no options were granted under the plan.

     On October 21, 1996, the Company granted options (outside the Plan) to the Company's CEO to acquire 250,000 shares of the Company's common stock for $4.50 per share. These options vest immediately and expire five years from the grant date.

     On December 18, 1996, in connection with the termination of an agreement to pay royalties to the designer of the original TearDrop putter, the Company granted options (outside the Plan) to acquire 1,000 shares of the Company's common stock for $4.50 per share. These options vest immediately and expire five years from the grant date.

                              TEARDROP GOLF COMPANY

                          NOTES TO FINANCIAL STATEMENTS

NOTE 10 - STOCK OPTIONS (CONTINUED):

     The Company has reserved 250,000 shares of common stock (outside the Plan) to be issued to touring golf professionals based upon their performance (see Notes 15 and 17).

     The Company has adopted the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation", effective for the Company's December 31, 1996 financial statements. The Company applies APB Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, compensation costs have been recognized for its stock plan, other stock options, and stock purchase warrants based on the intrinsic value of the stock option at date of grant (i.e., the difference between the exercise price and the fair value of the Company's stock). Had compensation cost for the Company's stock-based compensation plan, other stock options, and stock purchase warrants been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, the Company's net loss and loss per share would have been adjusted to the pro forma amounts indicated below:

          Net loss:
            As reported                           $ (910,365)
            Pro forma                               (932,750)

          Loss per share:
            As reported                                (1.15)
            Pro forma                                  (1.18)

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1996: risk-free interest rates of 6.0 percent; no dividend yields of expected lives of 5 years; and expected volatility of 50 percent.

NOTE 11 - RELATED PARTY TRANSACTIONS:

     In August 1996, the Company issued a note to its CEO for advances made up to a maximum of $400,000, which bears interest at 8% per annum and is due on the earlier of December 19, 1998 or upon the exercise of the underwriters' over-allotment option (see Note 17). At December 31, 1996, stockholders' notes includes $331,759 under this note.

     Stockholders' notes bear interest at 8% per annum and include five promissory notes which aggregate $100,000, and are due on the earlier of December 19, 1998 or upon the exercise of the underwriters' over-allotment option. In addition, stockholders' notes include another $400,000 promissory note issued to the Company's CEO, which is due on the earlier of December 19, 1999 or upon the exercise of all of the warrants issued by the Company in connection with the IPO.

     Interest expense on these notes aggregated approximately $112,000 and $75,000 for the years ended December 31, 1996 and 1995, respectively.

                              TEARDROP GOLF COMPANY

                          NOTES TO FINANCIAL STATEMENTS

NOTE 12 - INCOME TAXES:

     A reconciliation of income tax credit to the federal statutory rate is as follows:

                                                      1996              1995
                                                   ----------         ---------
         Income tax credit on reported pretax
          loss at federal statutory rate               (34.0)%           (34.0)%
         Surtax exemption                                5.3
         Effective tax rate applicable to loss
          during "S" corporation period                                   34.0
         State income tax credit, net of
          federal benefit                               (3.3)
         Net operating loss carryforward                32.0
                                                   ----------         ---------
         Income taxes                                      0 %               0 %
                                                   ==========         =========

     TPC was an "S" Corporation and, as a result, the earnings and losses were included in the personal income tax returns of the respective stockholders. The "S" election was terminated in connection with the merger.

     SFAS 109 requires that the Company record a valuation allowance when it is more likely than not that some portion or all of the deferred tax asset will not be realized. The ultimate realization of this deferred tax asset depends on the ability to generate sufficient taxable income in the future.

     The components of deferred income tax asset as of December 31, 1996 are as follows:

         Net operating loss carryforward                          $    45,000
         Allowance for doubtful accounts                               17,000
                                                                  -----------
                                                                       62,000
         Valuation allowance for deferred tax asset                   (62,000)
                                                                  -----------

                                                                  $      -
                                                                  ===========

     At December 31, 1996, the Company has a federal net operating loss carryforward of approximately $140,000, which can be utilized against future taxable income and expires in the year 2011. Net operating losses available for state income tax purposes are less than those for federal purposes and generally expire earlier.

NOTE 13 - MAJOR CUSTOMERS AND SUPPLIERS:

     During the years ended December 31, 1996 and 1995, the Company derived revenues of approximately $85,000 and $94,000 from two customers and $256,000 from one customer, respectively.

     During the years ended December 31, 1996 and 1995, the Company purchased an aggregate of approximately $118,000 and $64,000 of its inventories from two suppliers and $252,000, $106,000 and $31,000 of its inventories from three suppliers, respectively.

                              TEARDROP GOLF COMPANY

                          NOTES TO FINANCIAL STATEMENTS

NOTE 14 - FOREIGN SALES:

     Export sales were as follows for the years ended December 31, 1996 and 1995:

                                              1996        1995
                                           ----------   ----------

         Japan                             $  193,000   $  271,000
         Other countries                      110,000      201,000
                                           ----------   ----------

                                           $  303,000   $  472,000
                                           ==========   ==========

NOTE 15 - COMMITMENTS AND CONTINGENCIES:

     The Company rents its office and assembly facilities under a lease which expires on November 30, 1998. The lease requires that rent be adjusted annually for cost of living increases.

     Future minimum annual lease payments are as follows:

         Year ending December 31:

                   1997                                  $  38,400
                   1998                                     35,200
                                                         ---------

                                                         $  73,600
                                                         =========

     Rent  expense  for  the  years  ended   December  31,  1996  and  1995  was
     approximately $45,000 and $27,000, respectively.

     In January 1996, the Company entered into an endorsement agreement with a PGA touring professional for three years. The agreement provides for payments of $55,000, $70,000 and $98,000 during the years ending December 31, 1996, 1997, and 1998, respectively. In addition, the agreement provides for certain bonuses based on tournament performances and sales in Australia and New Zealand, as defined. This agreement was modified on January 17, 1997 (see Note 17).

     In September 1996, the Company entered into an advertising agreement for which the Company will receive media advertising valued at approximately $101,000, in exchange for golf clubs of the same value.

     The Company entered into a two year advertising agreement commencing January 1, 1997, with a one year renewal. The Company will be obligated to pay an aggregate of approximately $770,000 for advertising services, as defined in the agreement.

     On November 18, 1996, the Company entered into a three year employment agreement with its CEO commencing December 19, 1996. The agreement provides for annual compensation of $175,000, with a one year renewal, and performance bonuses, as defined. The agreement further provides that the CEO may not engage in certain competitive activities, as defined, for two years after termination of the employment agreement.

                              TEARDROP GOLF COMPANY

                          NOTES TO FINANCIAL STATEMENTS

NOTE 15 - COMMITMENTS AND CONTINGENCIES (CONTINUED):

     On November 18, 1996, the Company entered into an agreement for the production of an infomercial to air in 1997. The agreement provides for a fee of $132,500, to be paid in installments during the production of the infomercial, and for royalties to be paid of 1% of net worldwide television sales, as defined.

     On December 6, 1996, the Company entered into an agreement with an advertising agency to provide a nationally recognized athlete to appear in the aforementioned infomercial (the infomercial agreement). The agreement provides for a guaranteed payment of $60,000 to be paid in two equal installments and for the grant of options (outside the Plan) to acquire 2,000 shares of the Company's common stock for $4.75 per share. These options vest immediately and expire five years from the grant date. The agreement terminates on February 28, 1997, at which time the Company can extend the term for ten months for an additional payment of $25,000 (see
     Note 17).

     In December 1996, the Company entered into one year endorsement agreements with nine touring golf professionals, which commence January 1, 1997. The agreements provide for base compensation, which ranges between $8,000 and $75,000 per annum, and bonuses based upon tournament performance. In conjunction with these agreements, the Company granted options (outside the Plan) to acquire an aggregate of 11,200 shares of the Company's common stock at $4.75 per share. These options vest immediately and expire five years from the grant date.

     On December 24, 1996, the Company entered into a two year financial consulting agreement to pay the aggregate of $60,000 for services to be rendered.

NOTE 16 - CONCENTRATION OF CREDIT RISK:

     The Company's cash is maintained in financial institutions, and at times exceeds the Federal Deposit Insurance Corporation coverage of $100,000. Management regularly monitors the financial condition of the financial institution in order to keep the potential risk to a minimum.

                              TEARDROP GOLF COMPANY

                          NOTES TO FINANCIAL STATEMENTS

NOTE 17 - SUBSEQUENT EVENTS:

     On January 9, 1997, the Company entered into a one year agency service agreement, with a one year renewal. The agreement provides for the agency to negotiate, purchase and arrange for the Company's advertising in the United States and Canada. The agreement further provides for a 15% commission based on the gross media cost, as defined.

     On January 13, 1997, the Company entered into a six month distribution agreement in connection with the infomercial. The agreement grants the distributor the exclusive right to advertise, promote, market and sell the Company's products in Japan, Australia, Korea, Indonesia, Malaysia, New Zealand, the Philippines, Singapore and Thailand.

     On January 16, 1997, the Company entered into an agreement in which the CEO is to be featured in a documentary program which will air in 1997. The agreement provides for a fee of $34,000 to be paid in two equal installments during production.

     On January 17, 1997, the Company renegotiated an endorsement agreement with a PGA touring professional expiring December 31, 1997 (see Note 15). The agreement provides for guaranteed compensation of $50,000. In addition, the Company granted options to acquire 1,000 shares of the Company's common stock for $4.75 per share. These options vest immediately and expire five years from the grant date.

     On January 24, 1997, the Company's underwriters exercised their over-allotment option to sell an additional 187,500 shares of common stock at $4.50 per share (net proceeds of approximately $734,000). Proceeds of approximately $422,000 were used to repay stockholders' notes, plus accrued interest, of which $351,000 was paid to the Company's CEO.

     In 1997, the Company entered into one and two year endorsement agreements with six touring golf professionals, which commence January 1, 1997. The agreements provide for base compensation, which ranges between $12,000 and $60,000 per annum, and bonuses based upon tournament performance. Certain of these bonuses are in the form of additional stock option grants, as defined in the agreements, at an exercise price based upon the market value on the date of the grant. In conjunction with these agreements, the Company granted options (outside the Plan) to acquire an aggregate of 11,000 shares of the Company's common stock at $4.75 per share. These options vest immediately and expire five years from the grant date.

     In March 1997, the Company extended its infomercial agreement until December 31, 1997 by making an additional payment of $25,000 and granted the options provided for in the agreement (see Note 15).

                              TEARDROP GOLF COMPANY

                          NOTES TO FINANCIAL STATEMENTS

NOTE 17 - SUBSEQUENT EVENTS (CONTINUED):

     On March 21, 1997, the Company granted ISO's (in the Plan) to certain employees to acquire 50,700 shares of the Company's common stock for $4.75 per share. These options vest over a three year period and expire five years from the grant date. In addition, the Company granted NQSO's (in the Plan) to its advertising agency and public relations firm to acquire 4,000 shares of the Company's common stock for $4.75 per share. These options vest immediately and expire five years from the grant date. The Company also granted NQSO's (in the Plan) to three outside Board members to acquire 45,000 shares of the Company's common stock for $4.75 per share. These options vest over a three year period if the members are serving on the Board of Directors at such time, and expire in five years.


NOTE 18 - LIQUIDITY

     Management believes that the Company has adequate financial resources to meet its working capital needs through 1997. Adequacy of cash flows generated beyond 1997 will depend upon the Company's ability to achieve sales volumes sufficient to support profitable operations. If the Company's sales do not increase substantially to cover its expenditures, it will be required to limit is advertising expenditures and expansion plans or seek additional financing in order to continue operations. There can be no assurance that any additional financing will be available to the Company on acceptable terms, if at all, when required by the Company. The inability to obtain additional financing when needed would have a material adverse effect on the Company's liquidity, and, as a result, the Company could be required to significantly reduce or suspend its operations, seek a merger partner, or sell some or all of its assets.

                          Part I. Financial Information

                          Item 1. Financial Statements

                              TEARDROP GOLF COMPANY

                                  BALANCE SHEET
                                   (Unaudited)
                                  June 30, 1997

                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                             $ 1,145,013
  Accounts receivable, less allowance for doubtful
   accounts of $121,000                                     548,880
  Inventories                                               495,814
  Prepaid advertising                                       694,851
  Other current assets                                      179,443
                                                        -----------
       Total current assets                                          $3,064,001

PROPERTY AND EQUIPMENT, less accumulated
 depreciation and amortization                                          254,341

OTHER ASSETS, intangible assets, less
 accumulated amortization                                                27,654
                                                                     ----------
                                                                     $3,345,996
                                                                     ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current portion of obligation under capital lease     $    16,272
  Accounts payable and other current liabilities            816,816
                                                        -----------
       Total current liabilities                                     $  833,088

NOTES PAYABLE, stockholders, less current portion                       406,589

OBLIGATION UNDER CAPITAL LEASE, less
 current portion                                                         50,750

STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value,
   authorized 1,000,000 shares, issued and
   outstanding none
  Common stock, $.01 par value, authorized
   10,000,000 shares, issued and outstanding
   2,187,500 shares                                          21,875
  Capital in excess of par value                          6,466,231
  Accumulated deficit                                    (4,432,537)
                                                        -----------
       Total stockholders' equity                                     2,055,569
                                                                     ----------

                                                                     $3,345,996
                                                                     ==========

                   See accompanying notes to financial statements.

                                TEARDROP GOLF COMPANY

                              STATEMENTS OF OPERATIONS
                                     (Unaudited)

                                       Three Months                 Six Months
                                       Ended June 30,             Ended June 30,
                                  -----------------------    -----------------------
                                    1997          1996          1997         1996
                                 ----------    ----------    -----------------------
SALES                            $1,222,140    $  385,521    $1,404,481   $  475,412

COST OF SALES                       277,442       153,584       319,386      208,396
                                 ----------    ----------    ----------   ----------

GROSS PROFIT                        944,698       231,937     1,085,095      267,016

SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES          2,405,143       196,369     3,276,216      435,175
                                 ----------    ----------    ----------   ----------

INCOME (LOSS) FROM OPERATIONS    (1,460,445)       35,568    (2,191,121)    (168,159)

INTEREST INCOME (EXPENSE)             8,847       (52,081)       40,538      (83,427)
                                 ----------    ----------    ----------   ----------

NET LOSS                         $(1,451,598)  $  (16,513)   $(2,150,583) $ (251,586)
                                 ===========   ==========    ===========  ==========

NET LOSS PER COMMON SHARE        $    (0.66)   $    (0.02)   $    (0.99)  $    (0.34)
                                 ==========    ==========    ==========   ==========

WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING        2,187,500       750,000     2,162,638      750,000
                                 ==========    ==========    ==========   ==========

                   See accompanying notes to financial statements.

                                TEARDROP GOLF COMPANY

                              STATEMENTS OF CASH FLOWS
                                     (Unaudited)

                                                                    Six Months
                                                                   Ended June 30,
                                                              -----------------------
                                                                  1997        1996
                                                              -----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                    $(2,150,583) $(251,586)
  Adjustments to reconcile net loss to net
   cash used in operating activities:
   Depreciation and amortization                                   33,092     16,061
   Provision for doubtful accounts                                 70,512      3,702
   Stock and stock options issued for services                     32,383        500
   Accrued interest on stockholders' notes                         18,219     66,271
   Changes in assets and liabilities:
    Increase in accounts receivable                              (389,190)   (83,358)
    Increase in inventories                                      (389,033)   (19,858)
    Increase in prepaid advertising                              (479,810)
    (Increase) decrease in other current assets                  (113,236)       375
    Increase in accounts payable and other current liabilities    139,098      7,240
                                                               ----------  ---------

NET CASH USED IN OPERATING ACTIVITIES                          (3,228,548)  (260,653)
                                                              -----------  ---------

NET CASH USED IN INVESTING ACTIVITIES, purchases
 of property and equipment                                       (117,937)    (1,501)
                                                              -----------  ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on notes payable                                      (300,000)
  Payments on obligations under capital lease                      (8,269)    (7,423)
  (Payments on) proceeds from stockholders' notes                (443,389)   256,125
  Proceeds from issuance of common stock                          734,163
                                                              -----------  ---------

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES               (17,495)   248,702
                                                              -----------  ---------

NET DECREASE IN CASH AND CASH EQUIVALENTS                      (3,363,980)   (13,452)

CASH AND CASH EQUIVALENTS:
  Beginning of period                                         $ 4,508,993     15,868
                                                              -----------  ---------

  End of period                                               $ 1,145,013  $   2,416
                                                              ===========  =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
INFORMATION, cash paid during the period for interest         $    17,701  $  18,656
                                                              ===========  =========

                   See accompanying notes to financial statements.

                                TEARDROP GOLF COMPANY

                            NOTES TO FINANCIAL STATEMENTS
                                     (Unaudited)

NOTE 1 -  ACCOUNTING POLICIES:

          The accounting policies followed by the Company are set forth in Note 1 of the Company's financial statements on Form 10-KSB for the year ended December 31, 1996. The financial statements should be read in conjuction with the financial statements and the notes thereto, together with management's discussion and analysis of financial condition and results of operations contained in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996. The results of operations for the six months ended June 30, 1997 are not necessarily indicative of the results for the entire fiscal year ending December 31, 1997.

          In the opinion of management, the accompanying financial statements contain the necessary adjustments, all of which are of a normal and recurring nature, to present fairly Teardrop Golf Company's financial position at June 30, 1997 and the results of its operations for the three and six months ended June 30, 1997 and 1996 and its cash flows for the six months ended June 30, 1997 and 1996.

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 - INVENTORIES:

         Inventories consist of the following at June 30, 1997:

            Raw materials                                           $  441,274
            Finished goods                                              54,540
                                                                    ----------
                                                                    $  495,814
                                                                    ==========

NOTE 3 -  STOCKHOLDERS' EQUITY

          In January 1997, the Company's underwriters exercised their over-allotment option to sell an additional 187,500 shares of common stock at $4.50 per share (net proceeds of approximately $734,000). Proceeds of approximately $422,000 were used to repay stockholder notes, plus accrued interest, of which $351,000 was paid to the Company's Chief Executive Officer (CEO) in repayment of amounts due to him under the notes.

NOTE 4 -  COMMITMENTS AND CONTINGENCIES:

          In January 1996, the Company entered into an endorsement agreement with a PGA touring professional for three years. The agreement provides for payments of $70,000 and $98,000 during the years ending December 31, 1997, and 1998, respectively. In addition, the agreement provides for certain bonuses based on tournament performances and sales in Australia and New Zealand, as defined. This agreement was modified on January 17, 1997. The modified agreement provides for guaranteed compensation of $50,000. In addition, the Company granted options to acquire 1,000 shares of the Company's common stock for $4.75 per share. These options vest immediately and expire five years from the grant date.

          The Company entered into a two year advertising agreement commencing January 1, 1997, with a one year renewal option. The Company will be obligated to pay an aggregate of approximately $770,000 for advertising services, as defined in the agreement.

                                TEARDROP GOLF COMPANY

                            NOTES TO FINANCIAL STATEMENTS
                                     (Unaudited)

NOTE 4 -  COMMITMENTS AND CONTINGENCIES (CONTINUED):

          On November 18, 1996, the Company entered into a three year employment agreement with its CEO commencing December 19, 1996. The agreement provides for annual compensation of $175,000, with a one year renewal, and performance bonuses, as defined. The agreement further provides that the CEO may not engage in certain competitive activities, as defined, for two years after termination of the employment agreement.

          On November 18, 1996, the Company entered into an agreement for the production of an infomercial. The agreement provides for a fee of $132,500, to be paid in installments during the production of the infomercial, and for royalties to be paid of 1% of net worldwide television sales, as defined.

          In December 1996, the Company entered into one year endorsement agreements with nine touring golf professionals, which commenced January 1, 1997. The agreements provide for base compensation, which ranges between $8,000 and $75,000 per annum, and bonuses based upon tournament performance. In conjunction with these agreements, the Company granted options to acquire an aggregate of 11,200 shares of the Company's common stock at $4.75 per share. These options vest immediately and expire five years from the grant date.

          In 1997, the Company entered into one and two year endorsement agreements with ten touring golf professionals, which commenced January 1, 1997. The agreements provide for base compensation, which ranges between $12,000 and $60,000 per annum, and bonuses based upon tournament performance. Certain of these bonuses are in the form of additional stock option grants, as defined in the agreements, at an exercise price based upon the market value of the common stock on the date of the grant. In conjunction with these agreements, the Company granted options to acquire an aggregate of 12,100 shares of the Company's common stock at $4.75 per share. These options vest immediately and expire five years from the grant date.

                                TEARDROP GOLF COMPANY

                            NOTES TO FINANCIAL STATEMENTS
                                     (Unaudited)

NOTE 5 - LIQUIDITY

          Management believes that the Company has adequate financial resources to meet its working capital needs through 1997. Adequacy of cash flows generated beyond 1997 will depend upon the Company's ability to achieve sales volumes sufficient to support profitable operations. If the Company's sales do not increase substantially to cover its expenditures, it will be required to limit is advertising expenditures and expansion plans or seek additional financing in order to continue operations. There can be no assurance that any additional financing will be available to the Company on acceptable terms, if at all, when required by the Company. The inability to obtain additional financing when needed would have a material adverse effect on the Company's liquidity, and, as a result, the Company could be required to significantly reduce or suspend its operations, seek a merger partner, or sell some or all of its assets.

         No dealer, salesperson or any other person has been authorized to give any information or to make any representations in connection with this Offering other than those contained in this Prospectus, and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or by the Representatives. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any security other than the securities offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction in which such offer or solicitation is not authorized or is unlawful. The delivery of this Prospectus shall not, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date of this Prospectus.

                                  -----------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Prospectus Summary                                                           2
Risk Factors                                                                 5
Dilution                                                                     13
Use of Proceeds                                                              14
Price Range of Securities                                                    15
Capitalization                                                               16
Dividend Policy                                                              16
Management's Discussion and Analysis of Financial
  Condition and Plan of Operations                                           17

Business                                                                     22
Management                                                                   28
Principal Stockholders and Selling Security Holders                          32
Certain Transactions                                                         33
Description of Securities                                                    34
Shares Eligible for Future Sale                                              36
Plan of Distribution                                                         37
Legal Matters                                                                38
Experts                                                                      38
Available Information                                                        38
Index to Consolidated Financial Statements                                   F-1

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

         The Registrant's Certificate of Incorporation contains a provision eliminating or limiting director liability to the Registrant and its stockholders for monetary damages arising from acts or omissions in the director's capacity as director. The provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) under the Delaware statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of the Registrant protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, the ability of the Registrant or a stockholder thereof to successfully prosecute an action against a director for breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The Securities and Exchange Commission has taken the position that the provision will have no effect on claims arising under the Federal securities laws.

         In addition, the Registrant's Certificate of Incorporation and Bylaws provide for mandatory indemnification rights, subject to limited exceptions, to any director or officer of the Registrant who by reason of the fact that he or she is a director or officer of the Registrant, is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director, officer, employee or agent in advance of the final deposition of such proceeding in accordance with the applicable provisions of Delaware General Corporation Law.

Item 25. Other Expenses of Issuance and Distribution

         The following are an estimate of the fees and expenses to be incurred in connection with the Warrants and shares of Common Stock offered hereby:

Blue Sky Fees and Expenses                                         $ 10,000
Legal Fees and Expenses                                            $ 25,000
Accounting Fees                                                    $ 12,000
Miscellaneous Expenses                                             $ 15,000
Commissions Payable to Representatives Upon
  Exercise of Warrants                                             $464,062
                                                                   --------
      Total                                                        $526,062
                                                                   ========

Item 26. Recent Sales of Unregistered Securities

         The following table sets forth all sales of unregistered securities by the Registrant within the past three years.


Nature of
Transaction and                                                                                      Aggregate
Date                        Purchasers                  Securities Sold        Price per Share       Offering Price
----                        ----------                  ---------------        ---------------       --------------
Initial Capitalization      Wayne R. Wooten,            333,333 shares of      $.0003                 $100.00
August, 1992                Fred K. Hochman,              Common Stock
                            Frank Grace, Richard
                            Rizzuto, John Schubert

Sale of shares to a         Rudy A. Slucker             416,666 shares of      $.0003                 $125.00
director of the                                           Common Stock
Company, April, 1996

Sale of shares to a         George Archer               5,000 shares of        $.01                   $50.00
consultant to the                                         Common Stock
Company, May, 1997

Sale of shares to a         Millenium Holdings          50,000 shares of       $.01                   $500.00
consultant to the           Group Inc.                    Common Stock
Company, August, 1997

         The Company relied on Section 4(2) of the Securities Act and Rule 701 promulgated thereunder for each issuance. No underwriters were involved nor any commissions paid in connection with any of the above transactions.

Item 27. Exhibits

Exhibit No.       Description
-----------       -----------
3.1+              Certificate of Incorporation
3.2+              Certificate of Merger
3.3+              Agreement and Plan of Merger dated October 21, 1996 between the Company and TearDrop Putter Corporation, a South Carolina
                  Corporation
3.4+              By-Laws
4.1+              Warrant Agreement
4.2+              Specimen Common Stock Certificate
4.3+              Specimen Warrant Certificate
10.1+             Employment Agreement with Rudy A. Slucker
10.2+             Employment Agreement with John Zeravica
10.3+             Stock Option Plan
10.4+             Form of Stock Option Agreement
10.7+             Form of Promissory Note in the original principal amount of
                  $400,000 to be issued by the Company to Rudy A. Slucker
10.15+            Standard Form of Player Endorsement Agreement

10.17+            Property Lease dated August 3, 1995 between the
                  Company and Albert H. Politi
10.18+            Equipment Lease dated November 30, 1995 between the Company and Packaging Management Associates, Inc.
10.21+            Financial Consulting Agreement between the Company and GKN
                  Securities Corp.
10.22+            Advertising Agreement dated November 13, 1996 between the
                  Company and the Golf Channel, Inc.
10.23+            Form of Lock-up Agreement
10.24             Property Lease dated August 10, 1997 between the Company and
                  Dolo Realty Co.
24.4              Consent of Rothstein, Kass & Company, P.C.

------------------
         + Previously filed with the Securities and Exchange Commission as an Exhibit to the Company's Registration Statement on Form SB-2 (File No. 333-14647) and incorporated herein by reference.

Item 28. Undertakings

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to Item 24 hereof, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant further undertakes that: (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be bona fide offering thereof.

                        SIGNATURES AND POWER OF ATTORNEY

         In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Post-Effective Amendment to the Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, in the City of Union, State of New Jersey, on September 30, 1997.

                                   TEARDROP GOLF COMPANY

                                    By:/s/  Rudy A. Slucker
                                       ----------------------------------
                                       Rudy A. Slucker
                                       President and Chief Executive Officer

         In accordance with the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement on Form SB-2 has been signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below hereby constitutes and appoints Rudy A. Slucker as such person's true and lawful attorney-in-fact and agent with full power of substitution for such person and in such person's name, place and stead, in any and all capacities, to sign and to file with the Securities and Exchange Commission, any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute therefor, any lawfully do or cause to be done by virtue thereof.

            Name                         Title                      Date
            ----                         -----                      ----

  /s/  Rudy A. Slucker              President, Chief          September 30, 1997
--------------------------------    Executive Officer
       Rudy A. Slucker              and Director (Principal
                                    Executive Officer)


   /s/  Joseph Cioni                Chief Financial Officer   September 30, 1997
--------------------------------    (Principal Financial and
        Joseph Cioni                Accounting Officer)


  /s/  Fred K. Hochman              Director                  September 30, 1997
--------------------------------
       Fred K. Hochman

   /s/ Leslie E. Goodman            Director                  September 30, 1997
--------------------------------
       Leslie E. Goodman

     /s/  Bruce Nagel               Director                  September 30, 1997
--------------------------------
          Bruce Nagel